LEASE BY AND BETWEEN

GLASSELL GRAND AVENUE PARTNERS, LLC

AS LESSOR

AND

VOLT INFORMATION SCIENCES, INC.

AS LESSEE

2401, 2411 & 2421 North Glassell Street
Orange, Orange County, California

February 25, 2016

LEASE

THIS LEASE (this “Lease”) is made as of February ___, 2016, by and between Volt Information Sciences, Inc., a New York corporation (“Lessee”), and Glassell Grand Avenue Partners, LLC a, Delaware limited liability company (“Lessor”).

W I T N E S S E T H:

THAT, in consideration of the mutual covenants and agreements herein contained, Lessor and Lessee hereby covenant and agree as follows:

1.           Certain Defined Terms.  The following terms shall have the following meanings for all purposes of this Lease:

“Action” has the meaning set forth in Section 22. A (iv).

“Additional Rental” has the meaning set forth in Section 5.C.

“Adjustment Date” means (i) the first anniversary of the Effective Date, or (ii) if the Effective Date is not the first day of the month, the first day of the month immediately following the month in which the first anniversary of the Effective Date occurs, and every anniversary thereafter during the Lease Term (including the extension periods if Lessee exercises its option pursuant to Section 26).

“Applicable Regulations” means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over the Premises.

“Base Annual Rental” means $2,866,905 for the first (1st) year of the Lease Term, subject to the increases provided for in Section 5.B.

“Base Monthly Rental” means an amount equal to 1/12 of the applicable Base Annual Rental.

“Business Day” means any day on which banks are open for business other than a Saturday, Sunday or a legal holiday, ending at 5:00 P.M. Pacific time.

“Code” means Title 11 of the United States Code, 11 U.S.C. Sec. 101 et seq., as amended.

“Default Rate” means the lesser of the highest rate for which the undersigned may legally contract or the rate of 14% per annum.

“Effective Date” has the meaning set forth in Section 2.B.

“Environmental Condition” means any condition with respect to soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or surrounding the Premises, whether or not yet discovered, which would reasonably be expected to or does result in any damage, loss, cost, expense, claim, demand, order or liability to or against Lessee, Lessor or Lender by any third party (including, without limitation, any Governmental Authority), including, without limitation, any condition resulting from the operation of business at the Premises and/or the operation of the business of any other property owner or operator in the vicinity of the Premises and/or any activity or operation formerly conducted by any person or entity on or off the Premises.

“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, orders, injunctions and decrees of Governmental Authorities and common law, relating to Hazardous Materials and/or the protection of human health or the environment by reason of a Release or a Threatened Release of Hazardous Materials or relating to liability for or costs of Remediation or prevention of Releases.

“Environmental Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations, rulings, orders or decrees promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations, orders, injunctions and decrees of Governmental Authorities: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to USTs), 42 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Endangered Species Act, 16 U.S.C. §§ 1531 et seq. and the National Environmental Policy Act, 42 U.S.C. § 4321 et seq.  “Environmental Laws” also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations, orders, injunctions and decrees of Governmental Authorities and common law; conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the Environmental Condition of the property; requiring notification or disclosure of Releases or other Environmental Condition of the Premises to any Governmental Authority or other person or entity, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements relating to Hazardous Materials in connection with permits or other authorizations required by Governmental Authorities; relating to the handling and disposal of Hazardous Materials; relating to nuisance, trespass or other causes of action related to Hazardous Materials; and relating to wrongful death, personal injury, or property or other damage in connection with the physical condition or use of the Premises by reason of the presence of Hazardous Materials in, on, under or above the Premises.

“Event of Default” has the meaning set forth in Section 22.

“Fair Market Rental” has the meaning set forth in Exhibit B.

“GAAP” means generally accepted accounting principles consistently applied.

“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority having jurisdiction or supervisory or regulatory authority over the Premises or Lessee.

“Hazardous Materials” means (a) any toxic substance or hazardous waste, substance, solid waste or related material, or any pollutant or contaminant; (b) radon gas, asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment containing dielectric fluid having levels of polychlorinated biphenyls in excess of applicable standards established by any Governmental Authority, or any petroleum product or additive; (c) any substance, gas, material or chemical which is now or hereafter defined as or included in the definition of “hazardous substances,” “toxic substances,” “hazardous materials,” “hazardous wastes,” “regulated substances” or words of similar import under any Environmental Laws; and (d) any other chemical, material, gas or substance the exposure to or release of which is prohibited, limited or regulated by any Governmental Authority that asserts or may assert jurisdiction over the Premises or the operations or activity at the Premises, or any chemical, material, gas or substance that does or is reasonably likely to pose a hazard to the health and/or safety of the occupants of the Premises or the owners and/or occupants of property adjacent to or surrounding the Premises.

“Indemnified Parties” means Lessor and its directors, officers, shareholders, trustees, beneficial owners, partners, members, agents and employees.

“Initial Lease Term” shall have the meaning described in Section 4.

“Lease Term” shall have the meaning described in Section 4.

“Lender” means any lender who has made a loan secured by Lessor’s interest in the Premises, and any servicer of any loan secured by Lessor’s interest in the Premises.

“Loan Documents” means, collectively, any loan agreement executed by and between Lender and Lessor, all promissory notes, mortgages, deeds of trust, deeds to secure debt, and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, all as amended, modified and supplemented and any and all replacements or substitutions thereof.

“Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement and damages of whatever kind or nature (including, without limitation, attorneys’ fees, court costs and other costs of defense).

“MAI Appraiser” has the meaning set forth in Exhibit B.

“Material Adverse Effect” means a material adverse effect on (i) the Premises, including, without limitation, the operation of the Premises for the Permitted Use, or (ii) Lessee’s ability to perform its obligations under this Lease.

“Memorandum” means the memorandum of lease dated as of the Effective Date between Lessor and Lessee with respect to the Premises.  The Memorandum will contain exhibits with the address for the Premises and the legal description of the Premises.

“OFAC Laws and Regulations” means Executive Order 13224 issued by the President of the United States of America, the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), and the Cuban Assets Control Regulations (Title 31 Part 515 of the U.S. Code of Federal Regulations), and all other present and future federal, state and local laws, ordinances, regulations, policies, lists (including, without limitation, the Specially Designated Nationals and Blocked Persons List) and any other requirements of any Governmental Authority (including, without limitation, the United States Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as hereafter supplemented, amended or modified from time to time, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar laws, ordinances, regulations, policies or requirements of other states or localities.

“Permitted Amounts” means, with respect to any given level of Hazardous Materials, that level or quantity of Hazardous Materials in any form or combination of forms the presence, use, storage, Release or handling of which does not constitute a violation of any Environmental Laws and is customarily employed in the ordinary course of, or associated with, similar businesses located in the state in which the Premises are located.

“Permitted Use” means executive and general office use, computer and storage space and other legally permitted related uses ancillary or incidental to such uses, including without limitation, information technology, telecommunications facilities and antennae and warehouse use related thereto.

“Permitted Exceptions” means those recorded easements, restrictions, liens and encumbrances set forth as exceptions in the title insurance policy issued to Lessor in connection with its acquisition of the Premises, together with such easements, restrictions, liens and encumbrances to which Lessor gives its written consent during the Lease Term (which consent may be withheld by Lessor in its sole and absolute discretion).

“Personal Property” means all tangible personal property owned by Lessee now or at any time hereafter located on or at the Premises or used in connection therewith, including, without limitation, all machinery, appliances, furniture, equipment and inventory; provided, however, the term “Personal Property” shall not include the HVAC, supply fans, exhaust fans, air ducts, vents, built-in sinks, built-in countertops, plumbing and electrical fixtures, sign poles and lighting poles, all of which items are intended to be fixtures as such term is used within the definition of “Premises”.

“Premises” means, subject to Section 25.E, the parcel or parcels of real estate legally described in Exhibit A attached hereto, all rights, privileges and appurtenances associated therewith, and all buildings, fixtures and other improvements now or hereafter located on such real estate (whether or not affixed to such real estate) and commonly known as 2401, 2411 & 2421 North Glassell Street, Orange, Orange County, California.  Lessor and Lessee acknowledge and agree that it is contemplated as of the date hereof that the above described buildings contain approximately 191,127 rentable square feet of space, however, Lessor reserves the right to remeasure such buildings at any time during the Lease Term in accordance with industry standards for comparable buildings in the Orange County, California area.  Notwithstanding such right to remeasure, Lessor agrees that no such remeasurement shall affect the amount of Base Annual Rental or any other amounts payable by Lessee under this Lease.

“Purchase Agreement” shall have the meaning described in Section 2.B.

“Release” means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

“Remediation” means any response, remedial, removal, or corrective action, any activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials required by any Environmental Laws or any Governmental Authority, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials.

“Security Deposit” means initially $2,150,178.00 for the first year of the Lease Term.  Provided an Event of Default by Lessee has not previously occurred which remains uncured, the Security Deposit amount will be reduced to $1,433,452.00 commencing in the thirteenth (13th) month of the Lease Term.  Accordingly, Lessee will return $716,726.00 to Lessee in connection with such reduction.  Provided an Event of Default by Lessee has not previously occurred which remains uncured, the Security Deposit amount will be reduced to $716,726.00 commencing in the twenty-fifth (25th) month of the Lease Term.  Accordingly, Lessee will return $716,726.00 to Lessee in connection with such reduction.

“Seller” shall have the meaning described in Section 2.B.

“Threatened Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding the Premises which may result from such Release.

2.           Demise of Premises; Condition Precedent.  A.  In consideration of the rentals and other sums to be paid by Lessee and of the other terms, covenants and conditions on Lessee’s part to be kept and performed, Lessor hereby leases to Lessee, and Lessee hereby takes and hires, the Premises.  Except as expressly set forth otherwise in this Lease, the Premises are leased to Lessee “AS IS” and “WHERE IS” without representation or warranty by Lessor and subject to the rights of parties in possession, to the existing state of title, any state of facts which an accurate survey or physical inspection might reveal, and all Applicable Regulations now or hereafter in effect.  Lessee has examined the Premises and title to the Premises and has found all of the same satisfactory for all of Lessee’s purposes.

B.           Lessor and Lessee acknowledge and agree that Lessor, as buyer, and Volt Orangeca Real Estate Corp., a Delaware corporation, as seller (“Seller”), have entered into a Purchase and Sale Agreement and Joint Escrow Instructions dated as of the date of this Lease for the purchase and sale of the Premises (the “Purchase Agreement”).  Lessor and Lessee agree that the completion of the Closing (as defined in the Purchase Agreement) between Seller and Lessor under the Purchase Agreement shall be a condition precedent to the effectiveness of this Lease.  The Closing Date (as defined in the Purchase Agreement) shall be deemed the “Effective Date” of this Lease.  Upon the request of either Lessor or Lessee, both parties agree to execute and deliver written confirmation of the Effective Date and any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with confirming the Effective Date.

3.           Lease Characterization.  A.  Lessor and Lessee intend that:

(i)           this Lease is a “true lease” and not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease; and

(ii)           the business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between landlord and tenant and has been entered into by both parties in reliance upon the economic and legal bargains contained herein.

B.           Intentionally deleted.

C.           Lessee waives any claim or defense based upon the characterization of this Lease as anything other than a true lease and irrevocably waives any claim or defense which asserts that this Lease is anything other than a true lease.  Lessor and Lessee each covenants and agrees that it will not assert that this Lease is anything but a true lease. Lessor and Lessee each stipulates and agrees not to challenge the validity, enforceability or characterization of the lease of the Premises as a true lease and further stipulates and agrees that nothing contained in this Lease creates or is intended to create a joint venture, partnership (either de jure or de facto), equitable mortgage, trust, financing device or arrangement, security interest or the like.  Lessor and Lessee each shall support the intent of the parties that the lease of the Premises pursuant to this Lease is a true lease and does not create a joint venture, partnership (either de jure or de facto), equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs.

D.           Lessor and Lessee agree that (i) the Base Annual Rental is the fair market value for the use of the Premises and was agreed to by Lessor and Lessee on that basis, and (ii) the execution, delivery and performance by Lessee of this Lease does not constitute a transfer of all or any part of the Premises.

E.           The expressions of intent, the waivers, the representations and warranties, the covenants, the agreements and the stipulations set forth in this Section are a material inducement to Lessor entering into this Lease.

4.           Lease Term.  The Lease Term shall commence as of the Effective Date and shall expire on March 31, 2031 (the “Initial Lease Term”) unless terminated sooner as provided in this Lease and as may be extended for two (2) periods of five (5) years each as set forth in Section 26 below.  The time period during which this Lease shall actually be in effect is referred to herein as the “Lease Term.”

5.           Rental and Other Payments.  A. If the Effective Date is a date other than the first day of the month, Lessee shall pay Lessor on the Effective Date the Base Monthly Rental prorated on the basis of the ratio that the number of days from the Effective Date through the last day in the month containing the Effective Date bears to the number of days in such month.  Lessee, through its affiliate, Seller, may, at Lessee’s and Seller’s option, make such initial Base Monthly Rental Payment in the form of a credit to Lessor against the purchase price under the Purchase Agreement.  Thereafter, on or before the first day of each succeeding calendar month, Lessee shall pay Lessor in advance the Base Monthly Rental.

B.           Subject to Section 26, commencing on the first Adjustment Date and on each Adjustment Date thereafter, the Base Annual Rental shall increase by an amount equal to the product of the then-current Base Annual Rental multiplied by one hundred and three percent (103%).  The increased Base Annual Rental shall constitute the Base Annual Rental due and payable until the next Adjustment Date.

C.           All sums of money required to be paid by Lessee under this Lease which are not specifically referred to as rent (“Additional Rental”) shall be considered rent although not specifically designated as such.  Lessor shall have the same remedies for nonpayment of Additional Rental as those provided herein for the nonpayment of Base Annual Rental.

6.           Representations and Warranties of Lessee and Lessor.  A.  Lessee Representations and Warranties.  The representations and warranties of Lessee contained in this Section are being made to induce Lessor to enter into this Lease and Lessor has relied, and will continue to rely, upon such representations and warranties.  Lessee represents and warrants to Lessor as of the Effective Date as follows:

(i).           Organization, Authority and Status.  Lessee is duly organized or formed, validly existing and in good standing under the laws of its state of incorporation or formation.  If Lessee is a foreign corporation, partnership or limited liability company, as applicable, Lessee is qualified to do business in the state where the Premises are located.  All necessary action has been taken to authorize the execution, delivery and performance by Lessee of this Lease and of the other documents, instruments and agreements provided for herein.  Lessee is not a “foreign corporation”, “foreign partnership”, “foreign trust”, “foreign limited liability company” or “foreign estate”, as those terms are defined in the Internal Revenue Code and the regulations promulgated thereunder.  The person(s) who have executed this Lease on behalf of Lessee are duly authorized to do so.  Lessee is not an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations or is otherwise in violation of any of the OFAC Laws and Regulations.

(ii).           Enforceability.  Upon execution by Lessee, this Lease shall constitute the legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization and other laws affecting the rights of creditors generally and general principles of equity.

(iii).           Litigation.  Except as disclosed on Exhibit C attached hereto and made a part hereof, Lessee has not received written notice of any suits, actions, proceedings or investigations pending, or threatened against or involving Lessee or the Premises before any arbitrator or Governmental Authority, except for such suits, actions, proceedings or investigations which, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(iv).           Absence of Breaches or Defaults.  Lessee is not, and the authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in, any breach or default under any document, instrument or agreement, including without limitation, any credit agreement or loan agreement, to which Lessee is a party or by which Lessee, the Premises or any of the property of Lessee is subject or bound.  The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not violate any applicable law, statute, regulation, rule, ordinance, code, rule or order.  The Premises are not subject to any right of first refusal, right of first offer or option to purchase or lease granted to a third party.  Lessee has not assigned, transferred, mortgaged, hypothecated or otherwise encumbered this Lease or any rights hereunder or interest herein.

(v).           Liabilities of Lessor.  Lessee is not liable for any indebtedness for money borrowed by Lessor and has not guaranteed any of the debts or obligations of Lessor.

(vi).           Licenses and Permits; Access.  To Lessee’s knowledge, all required licenses and permits, both governmental and private, to use and operate the Premises for the Permitted Use are in full force and effect.  To Lessee’s knowledge, adequate rights of access to public roads and ways are available to the Premises for unrestricted ingress and egress and otherwise to permit utilization of the Premises for their intended purposes.

(vii).           Utilities.  To Lessee’s knowledge, adequate public utilities are available at the Premises to permit utilization of the Premises for the Permitted Use and all utility connection fees and use charges will have been paid in full.

(viii).           Area Development; Wetlands.  No condemnation or eminent domain proceedings affecting the Premises have been commenced or, to Lessee’s knowledge, are contemplated.  No part of the Premises and, to Lessee’s knowledge, none of the real property bordering the Premises is designated by any Governmental Authority as wetlands.

(ix).           Financial Information.  Lessee is a publicly-traded company with financial statements and information (collectively, the “Financial Information”) made available to the public.  The Financial Information is true, correct and complete in all material respects.  All financial statements included in the Financial Information were prepared in accordance with GAAP or sound accounting principles, consistently applied, and fairly present as of the date of such financial statements the financial condition and results of operations of the entity to which they pertain.  No change has occurred with respect to the financial condition and results of operations of Lessee and/or the Premises as reflected in the Financial Information which has not been disclosed in writing to Lessor or has had, or could reasonably be expected to result in, a Material Adverse Effect.

(x).           Zoning; Compliance With Laws.  To Lessee’s knowledge, and except as set forth on Exhibit C, Lessee has received no written notice alleging any violations of applicable zoning requirements.  To Lessee’s knowledge, and except as set forth on Exhibit C, Lessee has received no written notice alleging any violations of Applicable Regulations relating to the ownership, use and occupation of the Premises.

(xi).           Environmental.  To Lessee’s knowledge, and except as disclosed in the Property Documents (as defined in the Purchase Agreement):

(a)           Lessee has received no notice from any governmental agency that either the Premises or Lessee are in violation of, or subject to, any pending or threatened investigation or inquiry by any Governmental Authority or to any remedial obligations under any Environmental Laws;

(b)           All permits, licenses or similar authorizations required to construct, occupy, operate or use any buildings, improvements, fixtures and equipment forming a part of the Premises by reason of any Environmental Laws have been obtained;

(c)           No Hazardous Materials have been used, handled, manufactured, generated, produced, stored, treated, processed, transferred, disposed of or otherwise Released in, on, under, from or about the Premises, except in Permitted Amounts; and

(d)           The Premises do not contain Hazardous Materials, except in Permitted Amounts.

(xii)           No Mechanics’ Liens.  There are no delinquent accounts payable or mechanics’ liens in favor of any materialman, laborer, or any other person or entity in connection with labor or materials furnished to or performed on any portion of the Premises; and no work has been performed or is in progress nor have materials been supplied to the Premises or agreements entered into for work to be performed or materials to be supplied to the Premises prior to the Effective Date, which will be delinquent on or before the Effective Date.

All references in this Lease to the “knowledge of Lessee” will refer only to the actual knowledge of Frank Rizzo, AVP - Volt Information Sciences, Inc.  The term “Lessee’s knowledge “ will not be construed, by imputation or otherwise, to refer to the knowledge of any affiliate of Lessee, or to any other partner, beneficial owner, officer, agent, manager, representative or employee of Lessee, or any of their respective affiliates, or to impose on the individual named above any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains.  There will be no personal liability on the part of the individual named above arising out of any representations or warranties made in this Lease or otherwise.

B.           Lessor Representations and Warranties.  The representations and warranties of Lessor contained in this Section are being made to induce Lessee to enter into this Lease and Lessee has relied, and will continue to rely, upon such representations and warranties.  Lessor represents and warrants to Lessee as of the Effective Date as follows:

(i)           Organization, Authority and Status.  Lessor is duly organized or formed, validly existing and in good standing under the laws of its state of incorporation or formation.  If Lessor is a foreign corporation, partnership or limited liability company, as applicable, Lessor is qualified to do business in the state where the Premises are located.  All necessary action has been taken to authorize the execution, delivery and performance by Lessor of this Lease and of the other documents, instruments and agreements provided for herein.  Lessor is not a “foreign corporation”, “foreign partnership”, “foreign trust”, “foreign limited liability company” or “foreign estate”, as those terms are defined in the Internal Revenue Code and the regulations promulgated thereunder.  Lessor’s U.S. Federal Tax Identification number, Organization Identification number, if applicable, and principal place of business are correctly set forth on the signature page of this Lease.  The person(s) who have executed this Lease on behalf of Lessor are duly authorized to do so.  Lessor is not an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations or is otherwise in violation of any of the OFAC Laws and Regulations.

(ii)           Enforceability.  Upon execution by Lessor, this Lease shall constitute the legal, valid and binding obligation of Lessor, enforceable against Lessor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization and other laws affecting the rights of creditors generally and general principles of equity.

(iii)           Litigation.  Lessor has not received written notice of any suits, actions, proceedings or investigations pending, or threatened against or involving Lessor or the Premises before any arbitrator or Governmental Authority, except for such suits, actions, proceedings or investigations which, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(iv)           Absence of Breaches or Defaults.  Lessor is not, and the authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in, any breach or default under any document, instrument or agreement, including without limitation, any credit agreement or loan agreement, to which Lessor is a party or by which Lessor, the Premises or any of the property of Lessor is subject or bound.  The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not violate any applicable law, statute, regulation, rule, ordinance, code, rule or order.

7.           Rentals To Be Net to Lessor.  Except as expressly set forth otherwise in this Lease, the Base Annual Rental payable hereunder shall be absolutely net to Lessor, so that this Lease shall yield net to Lessor the rentals specified during the Lease Term, and that all costs, expenses and obligations of every kind and nature whatsoever relating to the operation, management, maintenance, repair, restoration and replacement of the Premises and all improvements and appurtenances related thereto or any part thereof shall be performed and/or paid for by Lessee, including, without limitation, (a) all maintenance costs or expenses with respect to the Permitted Exceptions, (b) any amounts accruing or payable prior to the Effective Date, or applicable to any period occurring prior to the Effective Date, and payable to vendors, contractors, utility providers, etc., with respect to Lessee’s affiliate’s ownership and/or operation upon the Premises, and (c) a management fee equal to two and one-half percent (2.5%) of Base Rental.

8.           Taxes and Assessments.  Lessee shall pay to Lessor, at least fifteen (15) days prior to the earlier of delinquency or the accrual of interest on the unpaid balance, all taxes and assessments of every type or nature assessed against, imposed upon or arising with respect to the Premises, this Lease, the rental or other payments due under this Lease or Lessee, including, without limitation, the following:

A.           All taxes and assessments upon the Premises (including any increase in such taxes and assessments attributable to the sale of the Premises or any portion thereof) or any part thereof and upon any Personal Property or any tax or charge levied in lieu of such taxes and assessments;

B.           All taxes, charges, license fees and or similar fees imposed by reason of the use of the Premises by Lessee; and

C.           All excise, transaction, privilege, license, sales, use and other taxes upon the rental or other payments due under this Lease, the leasehold estate of either party or the activities of either party pursuant to this Lease.

D.           Without limiting the preceding obligation of Lessee to pay all taxes which are imposed on the rental or other payments due under this Lease, in no event will Lessee be required to pay any net income taxes (i.e., taxes which are determined taking into account deductions for depreciation, interest, taxes and ordinary and necessary business expenses) or franchise taxes (unless imposed in lieu of other taxes that would otherwise be the obligation of Lessee under this Lease, including, without limitation, any “gross receipts tax” or any similar tax based upon gross income or receipts of Lessor which does not take into account deductions from depreciation, interest, taxes and/or ordinary or necessary business expenses) of Lessor, any transfer taxes of Lessor (other than transfer or recordation taxes imposed in connection with the transfer of the Premises to Lessee or the termination of this Lease pursuant to the provisions of this Lease).

The foregoing notwithstanding, upon notice from Lessor, Lessee shall pay, as Additional Rental, taxes and assessments to Lessor in advance monthly installments equal to one twelfth (1/12) of Lessor’s reasonable estimate of the taxes and assessments payable under this Lease, together with monthly installments of Base Monthly Rental, and Lessor shall hold such payments in a non-interest bearing account.  Lessor shall determine and notify Lessee of any deficiency in the impound account.  Lessee shall pay any deficiency of funds in the impound account not less than fifteen (15) days in advance of the date such tax or installment of taxes is due and payable.  If Lessor determines that Lessee’s impound account has accrued an amount in excess of the taxes due and payable, then such excess shall be credited to Lessee within thirty (30) days from receipt of said notice from Lessor.

At Lessor’s sole option, all taxing authorities shall be instructed to send all tax and assessment invoices to Lessee.  Under such circumstances, upon receipt of a written request from Lessor, Lessee shall promptly provide Lessor with copies of all recent tax and assessment invoices received by Lessee and evidence that such invoices were paid in a timely fashion.  If received by Lessor, Lessor shall promptly deliver to Lessee any bill or invoice with respect to any taxes and/or assessments.  Upon Lessee’s reasonable request, Lessor shall provide copies of all documents related to taxes and assessments for the Premises in Lessor’s possession.  Lessee may, at its own expense, contest or cause to be contested (in Lessor’s name, if required), by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part, of any item specified in this Section or lien therefor, and Lessor, at no cost or expense to Lessor, will reasonably cooperate with any such contest or appeal.

Upon expiration of the Lease Term (or any earlier termination of this Lease), Lessee shall pay Lessor for all unpaid taxes attributable to the Lease Term.  Lessor shall make a reasonable estimate of such unpaid taxes based on the prior year’s tax bills, and shall perform a reconciliation promptly after the actual information becomes available.

9.           Utilities.  Lessee shall contract, in its own name, for and pay when due all charges for the connection and use of water, gas, electricity, telephone, garbage collection, sewer use and other utility services supplied to the Premises for Lessee’s use during the Lease Term.  Lessee hereby agrees that upon request from Lessor, Lessee shall provide Lessor with any energy usage data for the Premises, including, without limitation, copies of utility bills for the Premises (and such obligation shall survive the expiration or earlier termination of this Lease).  Lessee agrees that, except as expressly set forth in this paragraph, Lessor (or Lessor’s property manager) shall not be liable for damages, by abatement of rent or otherwise, for any interruption in any utility or other service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, including when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Project, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Lessee or other parties, or by any other cause; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Lessee’s use and possession of the Premises or relieve Lessee from paying rent or performing any of its obligations under this Lease.  Furthermore, Lessor (or Lessor’s property manager) shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Lessee’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to any interruption to any of the services or utilities as set forth in this paragraph.  Lessor (or Lessor’s property manager) may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Lessor (or Lessor’s property manager) to Lessee under this Lease, provided that the Premises are not thereby rendered untenantable; provided, however, Lessee’s prior written approval will be required, which shall not be unreasonably withheld, if Lessee’s obligations under this Lease are increased in any material respect.  Notwithstanding the foregoing, to the extent Lessee incurs a material interruption of its business operations and cannot use and does not use the Premises, in Lessee’s judgment reasonably exercised, as a result of any failure or interruption of any utility or other service furnished to the Premises caused by Lessor’s gross negligence or willful misconduct (such set of circumstances to be known as an “Abatement Event”), then Lessee shall give Lessor written notice of such Abatement Event (the “Abatement Event Notice”).

If such Abatement Event continues for three (3) consecutive business days after Lessor’s receipt of any such Abatement Event Notice (the “Eligibility Period”), then the Base Monthly Rental required to be paid by Lessee pursuant to the terms of this Lease shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Lessee’s business operations continue to be materially interrupted, in proportion to the extent to which Lessee’s use of the Premises is interfered with.  Such right to abate Base Monthly Rent shall be Lessee’s sole and exclusive remedy at law or in equity for an Abatement Event.

10.           Insurance.  A.  Throughout the Lease Term, Lessee shall maintain with respect to the Premises, at its sole expense, the following types and amounts of insurance (which, as more particularly set forth below, may be included under a blanket insurance policy if all the other terms hereof are satisfied):

(i)           Insurance against loss, damage or destruction by fire and other casualty, including theft, vandalism and malicious mischief, flood, terrorism, earthquake, terrorism, boiler and machinery explosion or damage and the like, plate glass breakage, sprinkler damage (if the Premises have a sprinkler system), all matters covered by a standard extended coverage endorsement, special coverage endorsement commonly known as an “all-risk” endorsement, insuring the portion of the Premises occupied by Lessee for not less than 100% of their full insurable replacement cost with an “agreed amount” endorsement or co-insurance waiver and shall contain deductibles not more than $100,000 per occurrence, except that the earthquake deductible under Lessee’s conventional insurance policy shall not be more than the greater of $500,000 or 5% of insured value per occurrence.  In addition, if the Premises are in a location designated by the Federal Emergency Management Administration as a Special Flood Hazard Area, Lessee shall maintain a flood hazard insurance policy issued through the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes (collectively, the “National Flood Insurance Program”) with an insured amount of not less than the lesser of the maximum amount available under the National Flood Insurance Program or $500,000.00, with a deductible of not more than $100,000.

(ii)           Commercial general liability and property damage insurance written on an occurrence form, covering Lessor and Lessee against bodily injury liability and property damage liability, including without limitation any liability arising out of the ownership, maintenance, repair, condition or operation of the Premises or adjoining ways, or sidewalks.  Such insurance shall cover at least the following hazards: (a) premises and operations, (b) products and completed operations, (c) personal injury and advertising injury, (d) independent contractors, (e) blanket contractual liability for all written contracts, and (f) terrorism (g) contractual liability covering the indemnities contained in this Lease, to the extent the same is available.  Such insurance shall be in amounts of not less than $2,000,000.00 per occurrence with respect to any insured liability, whether for personal injury or property damage, with limits of not less than $10,000,000 annual aggregate.  Such insurance shall be primary and non-contributory to any insurance otherwise carried by Lessor.  If Lessee’s liability policies do not contain the standard ISO separation of insureds provision, or a substantially similar clause, they shall be endorsed to provide cross-liability coverage.

(iii)           Special Form (Causes of Loss) Property Insurance covering (a) all furniture, business and trade fixtures, equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Lessee’s property on the Premises installed by, for, or at the expense of Lessee, (ii) any tenant improvements which exist in the Premises as of the Effective Date (excluding the base building insured by Lessor) (the “Original Improvements”), and (iii) all alterations performed by or on behalf of Lessee.  Such insurance shall be for the full replacement cost (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business income insurance or rental interruption insurance, as requested by Lessor, without a provision for co-insurance, in an amount equal to 100% of the rent (i.e., Base Annual Rental and Additional Rental) for a period of not less than twelve (12) consecutive calendar months.

(iv)           State Worker’s compensation insurance in the statutorily mandated limits, employer’s liability insurance with limits not less than $500,000 or such greater amount as Lessor may from time to time require and such other insurance as may be necessary to comply with applicable laws.

(v)           During any period of construction, restoration, reconstruction, rehabilitation, replacement or alteration to the Premises, builder’s risk insurance in so-called non-reporting form upon all buildings, improvements and related appurtenances while under construction in an amount and with coverage approved by Lessor in its reasonable discretion but only to the extent that such coverage is not being maintained by Lessee’s contractor(s) pursuant to a policy or policies that satisfy this requirement.

(vi)           Automobile liability with a limit of not less than One Million Dollars ($1,000,000.00) for each accident, with such insurance covering liability arising out of any automobile, including owned, hired and non-owned automobiles.

(vii)           Increased amounts of the insurance required to be carried by Lessee pursuant to this Section 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Lessee’s operations therein, as may be reasonably requested by Lessor and reasonably approved by Lessee (i.e., what Lessor’s lender reasonably requires or what is required by other similar landlords (unrelated to Hines or Oaktree) of properties similar to the Project shall be deemed reasonable) and approved by Lessee.  Notwithstanding the foregoing to the contrary, the insurance coverage amounts set forth in this Section 10 shall not be increased during the first five (5) years of the Lease Term.

B.           All insurance policies shall:

(i)           Provide for a waiver of subrogation by the insurer as to claims against Lessor, Lender and their respective employees and agents;

(ii)           Contain a standard without contribution mortgage clause endorsement in favor of Lender and its successors and assigns as their interests may appear and any other party reasonably designated by Lessor;

(iii)           Not be terminated, cancelled, materially modified or allowed to lapse on any renewal date without at least thirty (30) days’ prior written notice to Lessor, Lender and to any other party covered by any standard mortgage clause, loss-payee or additional insured endorsement;

(iv)           Be issued by insurance companies licensed or authorized to do business in the state in which the Premises are located and which are rated A-:VIII or better by Best’s Insurance Guide or are otherwise approved by Lessor; and

(v)           Provide that the insurer shall not deny a claim because of the negligence of Lessee, anyone acting for Lessee or any tenant or other occupant of the Premises.

IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT THE FOREGOING MINIMUM LIMITS OF INSURANCE COVERAGE SHALL NOT LIMIT THE LIABILITY OF LESSEE FOR ITS ACTS OR OMISSIONS AS PROVIDED IN THIS LEASE.  All property insurance policies shall designate Lender and its successors and assigns as mortgagee and loss payee and include Lessor as a loss payee, as their interest may appear.  All liability insurance policies (with the exception of worker’s compensation insurance to the extent not available under statutory law), shall designate Lessor and Lender and their respective successors and assigns as additional insureds.  Any other policies, including any policy now or hereafter carried by Lessor or Lender, shall serve as excess coverage.  Lessee shall procure policies for all insurance for periods of not less than one year, which may be prorated for any partial year of the Lease Term, and shall provide to Lessor and Lender certificates of liability insurance using an ACORD 25 form and an ACORD 28 form to provide proof of property insurance satisfying the requirements of this Lease is in effect at all times.  In the event of any transfer by Lessor of Lessor’s interest in the Premises or any financing or refinancing of Lessor’s interest in the Premises, Lessee shall, upon not less than fifteen (15) days’ prior written notice, deliver to Lessor or any Lender providing such financing or refinancing, as the case may be, certificates of all insurance required to be maintained by Lessee hereunder naming such transferee or such Lender, as the case may be, as an additional named insured to the extent required herein effective as of the date of such transfer, financing or refinancing.

C.           Failure to Procure Insurance.  In the event Lessee shall fail to procure insurance required under this Section and fail to maintain same in full force and effect continuously during the Lease Term, Lessor shall be entitled to immediately procure the same and Lessee shall, within thirty (30) days after written demand therefor, reimburse Lessor for such premium expense as Additional Rent.

D.           Blanket Policy.  Any insurance which Lessee is required to obtain pursuant to this Section may be carried under a blanket policy or policies covering other properties of Lessee.

E.           No Representation of Coverage Adequacy.  By requiring insurance herein, Lessor does not represent that coverage and limits will necessarily be adequate to protect Lessee, and such coverage and limits shall not be deemed as a limitation of Lessee’s liability under any indemnification provisions in this Lease.  Failure of Lessor to demand such certificate or other evidence of full compliance with these insurance requirements or failure of Lessor to identify a deficiency from evidence that is provided shall not be construed as a waiver of Lessee’s obligation to maintain such insurance.

F.           Lessor’s Insurance. At all times during the Lease Term, Lessor will maintain commercial general liability insurance of not less than $2,000,000.00 per occurrence and not less than $5,000,000 annual aggregate for claims arising out of liability for bodily injury, death, personal injury, advertising injury and property damage occurring in and about the Premises and otherwise resulting from any acts and operations of Lessor or breaches of Lessor’s obligations under this Lease.  The policy or policies will include Lessee as an additional insured.  The insurance may not be cancelled without thirty (30) days prior written notice to Lessee by Lessor.  If Lessee’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Lessee shall reimburse Lessor for any such increase.  Lessee, at Lessee’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.  Upon notice from Lessor, Lessee shall pay, as Additional Rental, all such insurance costs and expenses to Lessor either in a lump sum no later than 15-days prior to the date such amount is payable by Lessor to its insurer, or in advance monthly installments equal to one twelfth (1/12) of Lessor’s reasonable estimate of the insurance costs and expenses payable under this Lease, together with monthly installments of Base Monthly Rental, and Lessor shall hold such payments in a non-interest bearing account.  Lessor shall determine and notify Lessee of any deficiency in the impound account.  Lessee shall pay any deficiency of funds in the impound account not less than fifteen (15) days in advance of the date such insurance costs and expenses are due and payable by Lessor to its insurer.  If Lessor determines that Lessee’s impound account has accrued an amount in excess of the insurance costs and expenses due and payable, then such excess shall be credited to Lessee within thirty (30) days from receipt of said notice from Lessor.

G.           Waiver of Subrogation.  All property insurance policies carried by either party covering the Premises will expressly waive any right on the part of the insurer against the other party.  As to any loss or damage which may occur and be covered (or required by the terms of this Lease to be covered) under any property insurance policy(ies), the party obligated to carry the property insurance hereby releases the other from any amount of liability for such loss or damage.

11.           Reserved.

12.           Payment of Rental and Other Sums.  Except as expressly set forth otherwise in this Lease, all rental and other sums which Lessee is required to pay hereunder shall be the unconditional obligation of Lessee and shall be payable in full when due without any setoff, abatement, deferment, deduction or counterclaim whatsoever.  Upon execution of this Lease, Lessee may establish arrangements whereby payments of the Base Monthly Rental are transferred by Automated Clearing House Debit initiated by Lessor or its designee directly from an account at a U.S. bank in the name of Lessee to such account as Lessor may designate or as Lessor may otherwise designate.  Any delinquent payment (that is, any payment not made within five (5) Business Days after the date when due) shall, in addition to any other remedy of Lessor, incur a late charge of $250 (which late charge is intended to compensate Lessor for the cost of handling and processing such delinquent payment and should not be considered interest) and bear interest at the Default Rate, such interest to be computed from and including the date such payment was due through and including the date of the payment; provided, however, in no event shall Lessee be obligated to pay a sum of late charge and interest higher than the maximum legal rate then in effect.

13.           Use.  Except as set forth below or with Lessor’s prior written consent, the Premises shall be used solely for the Permitted Use and for no other purpose.

14.           Compliance with Laws Generally.  A. Lessee’s use and occupation of the Premises shall, at Lessee’s sole cost and expense, comply in all material respects with all Applicable Regulations now or hereafter in effect and all restrictions, covenants and encumbrances of record with respect to the Premises.  In addition, Lessee shall comply in all material respects with all Applicable Regulations now or hereafter in effect.

B.           Lessee will not permit any act or condition to exist on or about the Premises which will increase any insurance rate thereon, except when such acts are required in the normal course of its business and Lessee shall pay for such increase.

C.           Lessee shall maintain, or shall cause permitted sublessees to maintain, in full force and effect all licenses and permits, both governmental and private, required to use and operate the Premises for the Permitted Use.

D.           Lessee further covenants and agrees that Lessee shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit F, attached hereto, as the same may be reasonably amended by Lessor in a nondiscriminatory manner from time to time.

15.           Compliance With Environmental Laws.  A.  Lessee covenants to Lessor for so long as this Lease is in effect that:

(i)           The Premises and the Lessee shall not be in violation of any Environmental Laws.

(ii)           All uses and operations on or of the Premises, whether by Lessee or any other person or entity, shall be in compliance with all Environmental Laws and permits issued pursuant thereto.  Lessee, as the operator of the Premises and on behalf of Lessor and Lessee, acknowledges and agrees to meet reporting requirements regarding chemical substances produced, used by or stored in Lessee’s inventory that are deemed hazardous with maintenance of a MSDS (Material Safety Data Sheet) as mandated under the hazardous communication regulations of OSHA.

(iii)           There shall be no Releases or Hazardous Materials in, on, under or from the Premises, except in Permitted Amounts.

(iv)           Lessee shall keep the Premises, or cause the Premises to be kept, free and clear of all environmental liens.

(v)           Lessee shall not do any act that (a) materially increases the dangers to human health or the environment, (b) poses an unreasonable risk of harm to any person or entity (whether on or off the Premises), or (c) violates any recorded covenant, condition, agreement or easement applicable to the Premises.

(vi)           Lessee shall immediately notify Lessor in writing upon Lessee obtaining actual knowledge of:

(a)           any presence of Releases or Threatened Releases in, on, under, from or migrating towards the Premises, in excess of Permitted Amounts, including, without limitation, the presence on or under the Premises of any Hazardous Materials, apparent or real, in excess of Permitted Amounts;

(b)           any non-compliance with any Environmental Laws related in any way to the Premises;

(c)           any environmental lien or any act or omission which could reasonably be expected to result in the imposition of an environmental lien;

(d)           any required Remediation of Environmental Conditions relating to the Premises, including, without limitation, any and all enforcement, clean-up, remedial, removal or other governmental or regulatory actions threatened, instituted or completed pursuant to any of the Environmental Laws affecting the Premises;

(e)           any written notice from any  Governmental Authority relating in any way to Hazardous Materials, Remediation thereof, possible liability of any person or entity pursuant to any Environmental Laws, other Environmental Conditions in connection with the Premises; or

(f)           any investigation or inquiry initiated by any Governmental Authority relating to the Environmental Condition of the Premises.

(vii)           Lessee shall, at its sole cost and expense, and without limiting the rights of Lessor under any other provision of this Lease, comply with all reasonable written requests of Lessor to:

(a)           reasonably effectuate Remediation of any condition (including but not limited to a Release) caused by Lessee or any other party (except Lessor or its agents, employees or contractors, or any third party tenant in the event Lessor has directly leased any part of the Premises to such third party tenant) in, on, under or from the Premises; and

(b)           comply with any Environmental Laws.

 (viii)           Lessor and any other person or entity designated by Lessor, including but not limited to any receiver, any representative of a Governmental Authority, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Premises upon reasonable advance written notice, during normal business hours or at any time in the event of an emergency (including in connection with a proposed financing or refinancing secured by the Premises or in connection with the exercise of any remedies set forth in this Lease or in any of the Loan Documents, as applicable) to assess any and all aspects of the Environmental Condition of the Premises and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in the sole and absolute discretion of the party conducting the assessment) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing.  Lessee shall cooperate with and provide access to Lessor and any other person or entity designated by Lessor.  Any such assessment and investigation shall be at Lessee’s sole cost and expense if, at the time such assessment or investigation is undertaken, an Event of Default has occurred and is continuing.  Otherwise, any such assessment and investigation shall be at the sole cost and expense of the party conducting such assessment and investigation.  The obligations of Lessee and the rights and remedies of Lessor under this Section 15.A. shall survive the termination, expiration and/or release of this Lease.

B.           Upon prior written notice from Lessor, Lessee shall permit such persons as Lessor may designate to visit the Premises upon at least five (5) Business Days’ prior written notice to Lessee during normal business hours and in a manner which does not unreasonably interfere with Lessee’s operations and perform, as agents of Lessor, a non-intrusive environmental site investigation or environmental compliance audit and, upon a finding in such non-intrusive environmental site investigation or environmental compliance audit that additional testing is warranted, Phase II environmental site investigations and assessments (“Site Assessments”) on the Premises in any of the following circumstances:  (i) in connection with any sale, financing or refinancing of the Premises, (ii) not more than once within the six month period prior to the expiration of the Term, or (iii) if required by Lender or the terms of any credit facility to which Lessor is bound, provided that Lessor shall reasonably consult with Lessee regarding any determination to conduct such testing and reasonably take into account Lessee’s views and proposals with respect to the conduct of such testing.  The cost of performing and reporting such Site Assessments shall be paid by Lessor.

16.           Condition of Premises; Maintenance.

Except as expressly set forth otherwise in this Lease, Lessee shall, at its sole cost and expense, (i) maintain the Premises in good condition and repair, subject to reasonable and ordinary wear and tear, (ii) take all action and make all repairs and replacements to nonstructural items which may be required to keep the Premises in good repair and condition, (iii) pay all maintenance and operating costs of the Premises in the ordinary course of business, (iv) maintain, repair and replace as necessary, any and all alterations made by or on behalf of Lessee in accordance with the terms of Section 17 of this Lease or otherwise, and (v) maintain the electrical systems and plumbing systems (including the storm drains) in compliance with applicable laws and code requirements.

Lessee shall, at its sole cost and expense, enter into maintenance/service contracts to perform regularly scheduled preventative maintenance and repair on all elevators, generators, fire life safety systems, the roof of the Premises and all heating and air conditioning systems and equipment (“HVAC”) within the Premises, or which serve the Premises exclusively.  The maintenance contractors and the contracts for same must be approved in writing by Lessor in advance, such approval not be unreasonably withheld, conditioned or delayed.  All maintenance/service contracts shall become effective (and a copy thereof delivered to Lessor) within fifteen (15) days following the commencement of the Lease Term.  Lessee shall, upon receipt of written request from Lessor, provide Lessor with all maintenance records related to work performed and/or being performed upon the Premises.  Furthermore, upon Lessor’s written request, Lessee shall perform a designated portion of the repair and replacement work set forth in Exhibit G (the “Replacement & Repair Items”), at Lessee’s sole cost and expense, on or before the fifth (5th) anniversary of the Effective Date; provided, however, Lessee’s obligation to perform such repair and replacement work (excluding any maintenance related thereto), at Lessee’s sole cost and expense, shall be limited to a cost of $500,000 (the “Replacement & Repair Cap”).  Upon Lessee’s completion of the designated Replacement & Repair Items requested by Lessor, the cost of which equals or exceeds the Replacement & Repair Cap, as evidenced by reasonable backup such as copies of invoices, Lessor may complete the remainder of the Replacement & Repair Items, and the cost of such work shall be passed through to Lessee as part of the triple-net (NNN) expenses, including reimbursement of capitalized items, with Lessee’s obligation to reimburse Lessor for such costs to be amortized (with a reasonable amount of interest) in accordance with GAAP at the time such costs are incurred over the shorter of (x) the useful life of the item so capitalized, or (y) ten (10) years; provided, however, in no event will Lessee be required to reimburse Lessor for any portion of the amortized capital items attributable to periods after the expiration or termination of the Lease Term.

Notwithstanding anything in this Lease to the contrary, and subject to Lessee’s and Lessor’s obligations under the immediately preceding paragraph, Lessor shall, as part of the triple-net (NNN) expenses to be passed through to Lessee pursuant to the terms of this Lease, make all capital replacements and capital improvements which may be required to keep the Premises, including, without limitation, the parking lot, building structure and building systems, the floor slab, bearing walls, roof system and roof membrane, HVAC system and elevators, in good repair and condition; provided, that Lessee shall reimburse Lessor for all such capital repair and/or replacement costs actually incurred by Lessor, whether structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen; provided, further, that if in accordance with GAAP, any of such costs are required to be capitalized, then Lessee’s obligation to reimburse Lessor for such costs shall be amortized (with a reasonable amount of interest) in accordance with GAAP at the time such costs are incurred over the shorter of (x) the useful life of the item so capitalized, or (y) ten (10) years; provided, however, in no event will Lessee be required to reimburse Lessor for any portion of the amortized capital items attributable to periods after the expiration or termination of the Lease Term.  Prior to billing Lessee for reimbursement of costs incurred for replacements and/or capital improvements, Lessor shall provide Lessee with reasonable evidence of Lessor’s payment of such costs, along with a statement showing the scheduled payments to be made by Lessee over the time period set forth above.  Lessee shall pay to Lessor, on a monthly basis along with rent payments, an amount equal to 1/12th of such costs allocated to any given year.

Notwithstanding the foregoing, Lessor agrees to be responsible, at its sole cost and expense, for (a) all capital parking lot repair and replacement costs to the extent solely incurred during the last 5-years of the initial Lease Term, except that Lessee shall be responsible for re-striping the parking lot during the last 5-years of the initial Lease Term (not more than once), at Lessee’s sole cost and expense; provided, however, if any such parking lot work is necessary and/or attributable to Lessee’s failure to properly maintain the parking lot and/or Lessee’s or its agent’s, employee’s or contractor’s negligence or willful misconduct, then Lessee shall be obligated to perform such parking lot work at its sole cost and expense, and (b) all costs incurred by Lessor to upgrade the common areas of the Project, but only to the extent such upgrade costs exceed the costs that would have been incurred by Lessor had it not upgraded the common areas and instead merely performed the repair, maintenance or replacement that Lessor is entitled to perform at Lessee’s cost pursuant to the terms of this Lease.

Lessee hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

17.           Alterations and Improvements.  Lessee shall not alter the exterior or structural elements of the Premises or any building systems serving any other tenant other than Lessee, if any, in any manner without the consent of Lessor, which consent shall not be unreasonably withheld or conditioned; provided, however, Lessee may, without Lessor’s consent, undertake nonstructural alterations to the Premises or to any mechanical, electrical, plumbing systems solely serving Lessee which (a) cost less than $350,000 during any 12-month period, or (b) are cosmetic in nature, such as painting or carpeting.  For purposes of this Lease, alterations to the structural elements of the Premises shall mean:

(i)           alterations which affect the foundation or “footprint” of the improvements at the Premises; or

(ii)           alterations which involve the structural elements of the improvements at the Premises, such as a load-bearing wall, structural beams, columns, supports or roof.

If Lessor’s consent is required hereunder and Lessor consents to the making of any such alterations, the same shall be made by Lessee at Lessee’s sole expense by a licensed contractor and according to plans and specifications approved by Lessor and subject to such other conditions as Lessor shall require.  Lessor agrees to use its commercially reasonable efforts to respond to any such request for consent within 20-days following receipt of written notice from Lessee.  If Lessor does not respond to any such request for consent within such 20-day period, Lessee may deliver a second written request stating in all caps “LESSOR’S FAILURE TO RESPOND TO THIS SECOND WRITTEN REQUEST WITHIN TEN (10) DAYS AFTER RECEIPT IS DEEMED CONSENT.”  If Lessor does not respond to any such second request within 10-days following receipt, Lessor’s consent to such request shall be deemed given. Any work at any time commenced by Lessee on the Premises shall be prosecuted diligently to completion, shall be of good workmanship and materials and shall comply fully with all the terms of this Lease.  Upon completion of any alterations (whether or not Lessor’s consent is required), Lessee shall promptly provide Lessor with (i) evidence of full payment to all laborers and materialmen contributing to the alterations, (ii) an architect’s or Lessee’s certificate certifying the alterations to have been completed in conformity with the plans and specifications, if any (iii) a certificate of occupancy (if the alterations are of such a nature as would require the issuance of a certificate of occupancy), and (iv) any other documents or information reasonably requested by Lessor.  Any addition to or alteration of the Premises shall automatically be deemed a part of the Premises and belong to Lessor, and Lessee shall execute and deliver to Lessor such instruments as Lessor may require to evidence the ownership by Lessor of such addition or alteration.

18.           Indemnification.  A.  Lessee shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each of the Indemnified Parties for, from and against any and all Losses (excluding Losses suffered by an Indemnified Party arising out of the gross negligence or willful misconduct of such Indemnified Party) (i) caused by, incurred or resulting from Lessee’s operation of the Premises or any other occurrence within the Premises, (ii) arising from any breach of, default under, or failure to perform, any term or provision of this Lease by Lessee, its officers, employees, agents, (iii) caused by any representation or warranty made herein by Lessee, in any certificate delivered in connection herewith or in any other agreement to which Lessee is a party or pursuant thereto being false or misleading in any material respect as of the date of such representation or warranty was made, (iv) any taxes, assessments or other charges which Lessee is required to pay under Section 8, (v) any lien, encumbrance or claim arising on or against the Premises or any portion thereof under any Applicable Regulation or otherwise which Lessee is obligated hereunder to remove and discharge, or Lessee’s failure to comply with any Applicable Regulation, or (vi) incurred by an Indemnified Party and attributable to (a) the mutual execution of the Amendment to Original Master Lease (as defined in Section 6(k) of the Purchase Agreement) and/or (b) Lessee’s failure to obtain a fully executed Sublease Amendment (as defined in Section 6(g) of the Purchase Agreement) reasonably acceptable to Lessor which expressly states, among other things, that this Lease is the “Master Lease” as defined in Section 6 of the SA Recycling Sublease (as defined in Section 25(C) below); provided, however, Lessee’s indemnification obligation under this clause (vi) shall only apply to the extent of any claims brought by the subtenant under the SA Recycling Sublease or any person claiming by, through or under such subtenant, or any of the contractors, agents, servants, employees, invitees, guests or licensees of such subtenant.

B.           Lessee shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each of the Indemnified Parties for, from and against any and all Losses (excluding Losses suffered by an Indemnified Party directly arising out of such Indemnified Party’s gross negligence or willful misconduct) and costs of Remediation (whether or not performed voluntarily), engineers’ fees, environmental consultants’ fees, and costs of investigation (including but not limited to sampling, testing, and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas) imposed upon or incurred by or asserted against any Indemnified Parties, and directly or indirectly arising out of or in any way relating to any one or more of the following:

(i)           any presence of any Hazardous Materials in, on, above, or under the Premises;

(ii)           any past, present or Threatened Release in, on, above, under or from the Premises;

(iii)           any activity by Lessee in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Premises of any Hazardous Materials at any time located in, under, on or above the Premises;

(iv)           any activity by Lessee in connection with any actual or proposed Remediation of any Hazardous Materials at any time located in, under, on or above the Premises, whether or not such Remediation is voluntary or pursuant to court or administrative order, including but not limited to any removal, remedial or corrective action;

(v)           any past, present or threatened non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Laws) in connection with the Premises or operations thereon, including but not limited to any failure by Lessee to comply with any order of any Governmental Authority in connection with any Environmental Laws, or any failure by Lessee to timely comply with any Tier Two reporting requirements;

(vi)           the imposition, recording or filing or the threatened imposition, recording or filing of any environmental lien encumbering the Premises;

(vii)           any acts of Lessee in arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Materials owned or possessed by Lessee at any facility or incineration vessel owned or operated by another person or entity and containing such or similar Hazardous Materials; or

(viii)           any acts of Lessee in accepting any Hazardous Materials for transport to disposal or treatment facilities, incineration vessels or sites selected by Lessee from which there is a Release, or a Threatened Release of any Hazardous Materials which causes the incurrence of costs for Remediation.

C.           Lessor will indemnify and hold Lessee harmless from and against any and Losses (excluding Losses suffered by Lessee arising out of the negligence or willful misconduct of Lessee) (i) arising out of or relating to the presence of Hazardous Materials on the Premises due to the negligent act or omission of Lessor, its employees, agents or contractors, (ii) from any uncured breach of, default under, or failure to perform, any term or provision of this Lease by Lessor, its officers, employees, agents or other persons, (iii) caused by any representation or warranty made herein by Lessor, in any certificate delivered in connection herewith or in any other agreement to which Lessor is a party or pursuant thereto being false or misleading in any material respect as of the date of such representation or warranty was made, or (iv) any lien, encumbrance or claim arising on or against the Premises or any portion thereof under any Applicable Regulation or otherwise which Lessor is obligated hereunder to remove and discharge, or Lessor’s failure to comply with any Applicable Regulation.

19.           Quiet Enjoyment.  So long as Lessee shall pay the rental and other sums herein provided and shall keep and perform all of the terms, covenants and conditions on its part herein contained, Lessee shall have, subject and subordinate to Lessor’s rights herein, the right to the peaceful and quiet occupancy of the Premises.

20.           Condemnation or Destruction.  A.  In the event of a taking of all or any part of the Premises for any public or quasi-public purpose by any lawful power or authority by exercise of the right of condemnation or eminent domain or by agreement between Lessor, Lessee and those authorized to exercise such right (“Taking”) or the commencement of any proceedings or negotiations which might result in a Taking or any material damage to or destruction of the Premises or any part thereof (“Casualty”), Lessee will promptly give written notice thereof to Lessor, generally describing the nature and extent of such Taking, proceedings, negotiations or Casualty and including copies of any documents or notices received in connection therewith.

Thereafter, Lessee shall promptly send Lessor copies of all material correspondence and pleadings relating to any such Taking, proceedings, negotiations or Casualty.  During all periods of time following a Casualty, Lessee shall ensure that the Premises are secure and do not pose any risk of harm to adjoining property owners or occupants or third-parties.  Notwithstanding anything herein to the contrary, (i) the defined term “Taking” shall be deemed to include any taking of all or any part of the Premises for any public or quasi-public purpose by any lawful power or authority by exercise of the right of condemnation or eminent domain or by agreement between Lessor, Lessee and those authorized to exercise such right occurring prior to the Effective Date, and (ii) the defined term “Casualty” shall include any material damage to or destruction of the Premises or any part thereof occurring prior to the Effective Date.

B.           In the event of a Taking of the whole of the Premises, other than for temporary use (“Total Taking”), the obligations of Lessee shall terminate as of the date of the Total Taking, except as to those obligations which expressly survive the expiration or earlier termination hereof.  Lessee’s obligations to Lessor under Section 18 of this Lease with respect to the Premises and Lessee’s obligation to pay all other sums of money under this Lease (whether payable to Lessor or to a third-party) which accrue prior to the date of such Total Taking shall survive the termination of this Lease.  A Total Taking shall include a Taking, other than for a temporary use, of such a substantial part of the Premises as shall result in the portion of such Premises remaining after such Taking being unsuitable for the Permitted Use in Lessee’s reasonable discretion.  Lessor shall be entitled to receive the entire award or payment in connection with a Total Taking without deduction for any estate vested in Lessee by this Lease.  Lessee hereby expressly assigns to Lessor all of its right, title and interest in and to every such award or payment and agrees that Lessee shall not be entitled to any award or payment for the value of Lessee’s leasehold interest in this Lease.  Lessee shall be entitled to claim and receive any award or payment from the condemning authority expressly granted for the taking of Personal Property, the interruption of its business and moving expenses, but only if such claim or award does not adversely affect or interfere with the prosecution of Lessor’s claim for the Total Taking or otherwise reduce the amount recoverable by Lessor for the Total Taking.

C.           In the event of a Taking of all or any part of any of the Premises for a temporary use (“Temporary Taking”), this Lease shall remain in full force and effect without any reduction of Base Annual Rental, Additional Rental or any other sum payable hereunder.  Except as provided below and subject to the terms and provisions of the Loan Documents, Lessee shall be entitled to the entire award for a Temporary Taking, whether paid by damages, rent or otherwise, unless the period of occupation and use by the condemning authorities shall extend beyond the date of expiration of this Lease, in which case the award made for such Taking shall be apportioned between Lessor and Lessee as of the date of such expiration.  At the termination of any such Temporary Taking, Lessee will, at its own cost and expense and pursuant to the terms of Section 17 above, promptly commence and complete the restoration of the Premises affected by such Temporary Taking.

D.           In the event of a Taking which is not a Total Taking or a Temporary Taking (“Partial Taking”) or of a Casualty, all awards, compensation or damages shall be paid to Lessor, and Lessor shall have the option to (i) terminate this Lease by notifying Lessee within 60 days after Lessee gives Lessor notice of such Casualty or that title has vested in the taking authority or (ii) continue this Lease in effect, which election may be evidenced by either a notice from Lessor to Lessee or Lessor’s failure to notify Lessee that Lessor has elected to terminate this Lease within such 60-day period.  Lessee shall have 60 days after Lessor’s notice that it has elected to terminate this Lease during which to elect to continue this Lease on the terms herein provided.  If Lessor elects to terminate this Lease and Lessee does not elect to continue this Lease or shall fail to timely notify Lessor of Lessee’s intent to continue this Lease, then this Lease shall terminate as of the last day of the month during which such period expired.  Lessee shall then immediately vacate and surrender the Premises, all obligations of either party hereunder with respect to the Premises shall cease as of the date of termination (provided, however, Lessee’s obligations to Lessor under any indemnification provisions of this Lease with respect to the Premises (including, without limitation, Section 18) and Lessee’s obligations to pay Base Annual Rental, Additional Rental and all other sums (whether payable to Lessor or a third party) accruing under this Lease prior to the date of termination shall survive such termination), and Lessor may retain all such awards, compensation or damages. If Lessor elects not to terminate this Lease, or if Lessor elects to terminate this Lease but Lessee timely elects to continue this Lease, then this Lease shall continue in full force and effect on the following terms:  (i) all Base Annual Rental, Additional Rental and other sums and obligations due under this Lease shall continue unabated, and (ii) Lessee shall, to the extent insurance proceeds or the award for a Taking are made available, promptly commence and diligently prosecute restoration of the Premises to the same condition, as nearly as practicable, as prior to such Partial Taking or Casualty.

Lessor shall promptly make available in installments as restoration progresses an amount up to but not exceeding the amount of any award, compensation or damages received by Lessor after deducting all costs, fees and expenses incident to the collection thereof, including all costs and expenses incurred by Lessor and Lender in connection therewith (the “Net Restoration Amount”), upon request of Lessee accompanied by evidence reasonably satisfactory to Lessor that such amount has been paid or is due and payable in connection with the restoration.  Prior to the disbursement of any portion of the Net Restoration Amount with respect to a Casualty, Lessee shall provide evidence reasonably satisfactory to Lessor of the payment of restoration expenses by Lessee up to the amount of the insurance deductible applicable to such Casualty.  Lessee shall not be entitled to keep any portion of the Net Restoration Amount which may be in excess of the cost of restoration, and Lessee shall bear all additional costs, fees and expenses of such restoration in excess of the Net Restoration Amount. If this Lease is terminated as a result of a Casualty, simultaneously with such termination, Lessee shall pay Lessor an amount equal to the insurance deductible applicable to such Casualty.  Notwithstanding the foregoing, if there is a Partial Taking or a Casualty at any time during the last two (2) years of the then existing term of this Lease to the extent that, in Lessee’s reasonable judgment, the Premises are not usable in their damaged condition for the normal conduct of Lessee’s business, then Lessee may, upon written notice to Lessor, elect to terminate this Lease without any obligation of restoration.  In such event, Lessee will pay to Lessor an amount equal to the Base Annual Rental and Additional Rental payable for the then remaining term of this Lease and Lessor shall be entitled to keep all insurance proceeds and/or condemnation awards.

E.           Any loss under any property damage insurance required to be maintained by Lessor shall be adjusted by Lessor with Lessee’s consent, which shall not be unreasonably withheld, conditioned or delayed.  No agreement with any condemnor in settlement of or under threat of any Taking shall be made by either Lessor or Lessee (provided no Event of Default then exists and is continuing) without the written consent of the other.  Any consent required by this subsection shall not be unreasonably withheld, delayed or conditioned.

F.           Notwithstanding the foregoing, nothing in this Section 20 shall be construed as limiting or otherwise adversely affecting the representations, warranties, covenants and characterizations set forth in this Lease, including, without limitation, those provisions set forth in Section 3 of this Lease.

G.           The provisions of this Lease, including this Section 20, constitute an express agreement between Lessor and Lessee with respect to any takings of and/or damage to, or destruction of, all or any part of the Premises or the Project, and any statute or regulation of the State of California, including, without limitation, Section 1265.130 of The California Code of Civil Procedure or Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning takings, damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any takings, damage or destruction to all or any part of the Premises or the Project.

21.           Inspection.  Lessor and its authorized representatives shall have the right during normal business hours and upon reasonable advance notice (i.e., 24-hours prior notice shall be deemed reasonable except in the event of an emergency, in which case no prior notice shall be required) to enter the Premises or any part thereof at reasonable times in order to inspect the same and make photographic or other evidence concerning Lessee’s compliance with the terms of this Lease or in order to show the Premises to prospective tenants, purchasers and lenders.  Lessee hereby waives any claim for damages for any injury or inconvenience to or interference with Lessee’s business, any loss of occupancy or quiet enjoyment of the Premises and any other loss occasioned by such entry so long as Lessor shall have used reasonable efforts not to unreasonably interrupt Lessee’s normal business operations.

22.           Default, Remedies and Measure of Damages.  A.  Each of the following shall be an event of default under this Lease (each, an “Event of Default”):

(i)           Lessee’s failure to pay any installment of rent when due and the continuance of the failure for a period of ten (10) Business Days after receipt by Lessee of written notice from Lessor;

(ii)           If any other amount owing under this Lease is not paid when due and such failure continues for ten (10) days or more after written notice from Lessor;

(iii)           Subject to the provisions of Section 8, if Lessee fails to pay, prior to delinquency, any taxes, assessments or other charges the failure of which to pay will result in the imposition of a lien against the Premises pursuant to Applicable Regulations;

(iv)           If Lessee becomes insolvent within the meaning of the Code, files or notifies Lessor that it intends to file a petition under the Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, an “Action”), becomes the subject of either a petition under the Code or an Action, or is not generally paying its debts as the same become due;

(v)           If Lessee shall fail to maintain insurance in accordance with the requirements of Section 10 of this Lease;

(vi)           With respect to any term, covenant or provision set forth herein which specifically contains a notice requirement and/or cure period, if Lessee shall be in default under such term, covenant or condition after the giving of such notice and/or (as applicable) the expiration of such cure period; or

(vii)           If Lessee fails to observe or perform any of the other covenants, conditions, or obligations of this Lease; provided, however, if any such failure does not involve the payment of any monetary sum and is within the reasonable power of Lessee to cure after receipt of notice thereof, then such failure shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until Lessor shall have given Lessee notice thereof and a period of 30 days shall have elapsed, during which period Lessee may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required.  If such failure cannot reasonably be cured within such 30-day period, and Lessee is diligently pursuing a cure of such failure, then Lessee shall have a reasonable period to cure such failure beyond such 30-day period, which shall in no event exceed 180 days after receiving notice of such failure from Lessor.  If Lessee shall fail to correct or cure such failure within such 180-day period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required;

B.           Upon the occurrence of an Event of Default, with or without notice or demand, except the notice prior to default required under certain circumstances by subsection A. above or such other notice as may be required by statute and cannot be waived by Lessee (all other notices being hereby waived), Lessor shall be entitled to exercise, at its option, concurrently, successively, or in any combination, all remedies available at law or in equity, including without limitation, any one or more of the following:

(i)           To terminate this Lease, whereupon Lessee’s right to possession of the Premises shall cease and this Lease, except as to Lessee’s liability, shall be terminated.

(ii)           To reenter and take possession of the Premises, and to expel Lessee and those claiming under or through Lessee, without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom, without resort to legal or judicial process, procedure or action.  No notice from Lessor hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Lessor to terminate this Lease unless such notice specifically so states.  If Lessee shall, after default, voluntarily give up possession of the Premises to Lessor, deliver to Lessor or its agents the keys to the Premises, or both, such actions shall be deemed to be in compliance with Lessor’s rights and the acceptance thereof by Lessor or its agents shall not be deemed to constitute a termination of this Lease.  Lessor reserves the right following any reentry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice thereof, in which event this Lease will terminate as specified in said notice.

(iii)           To bring an action against Lessee for actual damages sustained by Lessor or any equitable relief available to Lessor.

(iv)           To relet the Premises or any part thereof for such term or terms (including a term which extends beyond the original Lease Term), at such rentals and upon such other terms as Lessor, in its sole discretion, may determine, with all proceeds received from such reletting being applied to the rental and other sums due from Lessee in such order as Lessor may, in its sole discretion, determine, which other sums include, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, alteration, remodeling and repair costs and expenses of preparing for such reletting.

Except to the extent required by applicable law, Lessor shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon such reletting, and no such refusal or failure shall operate to relieve Lessee of any liability under this Lease or otherwise to affect any such liability.  Lessor reserves the right following any reentry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice thereof, in which event this Lease will terminate as specified in said notice.

(v)           To recover from Lessee all rent and other monetary sums then due and owing under this Lease as the same become due, i.e., Lessor shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).

(vi)           To recover from Lessee all reasonable costs and expenses, including attorneys’ fees, court costs, expert witness fees, costs of tests and analyses, deposition and trial transcripts, copies and other similar costs and fees, paid or incurred by Lessor as a result of such breach, regardless of whether or not legal proceedings are actually commenced.

(vii)           To immediately or at any time thereafter, and with or without notice, at Lessor’s sole option but without any obligation to do so, correct such breach or default and charge Lessee all reasonable costs and expenses incurred by Lessor therein.  Any sum or sums so paid by Lessor, together with interest at the Default Rate, shall be deemed to be Additional Rental hereunder and shall be due from Lessee to Lessor following written demand (which will be accompanied by receipts or other evidence of such expenses).  Any such acts by Lessor in correcting Lessee’s breaches or defaults hereunder shall not be deemed to cure said breaches or defaults or constitute any waiver of Lessor’s right to exercise any or all remedies set forth herein.

(viii)           To seek any equitable relief available to Lessor, including, without limitation, the right of specific performance.

All powers and remedies given by this Section to Lessor, subject to applicable law, shall be cumulative and not exclusive of one another or of any other right or remedy or of any other powers and remedies available to Lessor under this Lease, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements of Lessee contained in this Lease, and no delay or omission of Lessor to exercise any right or power accruing upon the occurrence of any Event of Default shall impair any other or subsequent Event of Default or impair any rights or remedies consequent thereto.  Every power and remedy given by this Section or by law to Lessor may be exercised from time to time, and as often as may be deemed expedient, by Lessor, subject at all times to Lessor’s right in its sole judgment to discontinue any work commenced by Lessor or change any course of action undertaken by Lessor.

If Lessee shall fail to observe or perform any of its obligations under this Lease or in the event of an emergency, then, without waiving any Event of Default which may result from such failure or emergency, Lessor may, but without any obligation to do so, take all actions, including, without limitation, entry upon the Premises to perform Lessee’s obligations, immediately and without notice in the case of an emergency and upon five days written notice to Lessee in all other cases.  All reasonable expenses incurred by Lessor in connection with performing such obligations, including, without limitation, reasonable attorneys’ fees and expenses, together with interest at the Default Rate from the date any such expenses were incurred by Lessor until the date of payment by Lessee, shall constitute Additional Rental and shall be paid by Lessee to Lessor upon written demand (which will be accompanied by receipts or other evidence of such expenses).

C.           Lessor will be in default under this Lease if Lessor fails to perform any obligation under this Lease within thirty (30) days after receipt of written notice from Lessee specifying the nature of the default [or such longer period as may be required in order to effect the cure, provided Lessor commences the cure within the thirty (30) day period and diligently prosecutes the cure to completion] or if Lessor breaches, in any material respect, any of the representations or warranties given in this Lease.  On the occurrence of Lessor’s default, Lessee will have all remedies available at law or in equity, except the right to terminate this Lease.  Lessee will have the specific right, but not the obligation, to perform the obligations on Lessor’s behalf, and at Lessor’s expense, after the expiration of the required notice and cure period.

Lessor will reimburse any costs reasonably incurred by Lessee (together with interest at the Default Rate) within ten (10) days after Lessor’s receipt of Lessee’s request for reimbursement (which will be accompanied by receipts or other evidence of such expenses).  If Lessor fails to do so, then Lessee will have the right to offset the costs against the next installment(s) of rent due under this Lease.  Notwithstanding anything herein to the contrary, under no circumstances shall Lessor be liable hereunder to Lessee for any consequential damages or for loss of business, revenue, income or profits and Lessee hereby waives any and all claims for any such damages.

23.           Liens; Mortgages, Subordination and Attornment.  Lessor’s interest in this Lease and/or the Premises shall not be subordinate to any liens or encumbrances placed upon the Premises by or resulting from any act of Lessee, and nothing herein contained shall be construed to require such subordination by Lessor.  Lessee shall keep the Premises free from any liens for work performed, materials furnished or obligations incurred by Lessee.  NOTICE IS HEREBY GIVEN THAT, UNLESS LESSOR’S PRIOR WRITTEN CONSENT IS OBTAINED (WHICH MAY BE WITHHELD IN LESSOR’S SOLE DISCRETION), LESSEE IS NOT AUTHORIZED TO PLACE OR ALLOW TO BE PLACED ANY LIEN, MORTGAGE, DEED OF TRUST, DEED TO SECURE DEBT, SECURITY INTEREST OR ENCUMBRANCE OF ANY KIND UPON ALL OR ANY PART OF THE PREMISES OR LESSEE’S LEASEHOLD INTEREST IN THE PREMISES, AND ANY SUCH PURPORTED TRANSACTION SHALL BE VOID.  FURTHERMORE, ANY SUCH PURPORTED TRANSACTION SHALL BE DEEMED A TORTIOUS INTERFERENCE WITH LESSOR’S RELATIONSHIP WITH LESSEE AND LESSOR’S OWNERSHIP OF THE PREMISES.

This Lease at all times shall automatically be subordinate to the lien of any and all ground leases, mortgages, deeds to secure debt and trust deeds now or hereafter placed upon the Premises by Lessor, provided that Lessor obtains from the holder of any superior ground lease, mortgage, deed to secure debt or other security instrument now or later placed against the Premises, a commercially reasonable Subordination, Non-Disturbance and Attornment Agreement, which provides that in the event of any foreclosure, sale under power of sale, or transfer in lieu of any of the foregoing pursuant to any such lease or security instrument Lessee’s use, possession and enjoyment of the Premises will not be disturbed and this Lease will continue in full force and effect so long as Lessee is not in default under this Lease beyond any applicable cure periods.  Lessee covenants and agrees to execute and deliver, upon demand, such further instruments subordinating this Lease to the lien of all such ground leases, mortgages, deeds to secure debt or trust deeds as shall be desired by Lessor, or any present or proposed mortgagees or lenders under deeds to secure debt or trust deeds.

If any landlord, mortgagee, receiver, Lender or other secured party validly exercises its right to elect to have this Lease and the interest of Lessee hereunder be superior to any of such ground lease, mortgage, deed to secure debt or trust deed and evidences such election by written notice given to Lessee, then this Lease and the interest of Lessee hereunder shall be deemed superior to any such ground lease, mortgage, deed to secure debt or trust deed, whether this Lease was executed before or after such ground lease, mortgage, deed to secure debt or trust deed and in that event such landlord, mortgagee, receiver, Lender or other secured party shall have the same rights with respect to this Lease as if it had been executed and delivered prior to the execution and delivery of such ground lease, mortgage, deed to secure debt or trust deed and had been assigned to such landlord, mortgagee, receiver, Lender or other secured party.

In the event any purchaser or assignee of Lender at a foreclosure sale acquires title to the Premises, or in the event Lender or any assignee otherwise succeeds to the rights of Lessor as landlord under this Lease, Lessee shall attorn to Lender or such purchaser or assignee, as the case may be (a “Successor Lessor”), and recognize the Successor Lessor as lessor under this Lease, and, if the Successor Lessor in its sole discretion elects to recognize Lessee’s tenancy under this Lease, this Lease shall continue in full force and effect as a direct lease between the Successor Lessor and Lessee, provided that the Successor Lessor shall only be liable for any obligations of the lessor under this Lease which accrue after the date that such Successor Lessor acquires title.  The foregoing provision shall be self operative and effective without the execution of any further instruments.

Lessee shall give written notice to any lender of Lessor having a recorded lien upon the Premises or any part thereof of which Lessee has been notified of any breach or default by Lessor of any of its obligations under this Lease simultaneously with the giving of such notice to Lessor, and Lessee shall give such lender at least 30 days beyond any notice period to which Lessor might be entitled to cure such default before Lessee may exercise any remedy with respect thereto.

24.           Estoppel Certificate.  A.  At any time, and from time to time, Lessee shall, promptly and in no event later than twenty (20) days after a request from Lessor, execute, acknowledge and deliver to Lessor a certificate in the form supplied by Lessor certifying:  (i) that Lessee has accepted the Premises (or, if Lessee has not done so, that Lessee has not accepted the Premises, and specifying the reasons therefor); (ii) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall so specify the reasons therefor; (iii) the commencement and expiration dates of the Lease Term, including the terms of any extension options of Lessee; (iv) the date to which the rentals have been paid under this Lease and the amount thereof then payable; (v) whether there are then any existing defaults by Lessor in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (vi) that no notice has been received by Lessee of any default under this Lease which has not been cured, except as to defaults specified in the certificate; (vii) the capacity of the person executing such certificate, and that such person is duly authorized to execute the same on behalf of Lessee; (viii) that Lessor has no actual involvement in the management or control of decision making related to the operational aspects or the day-to-day operations of the Premises; and (ix) any other information reasonably requested by Lessor.

B.           At any time, and from time to time, Lessor shall, promptly and in no event later than twenty (20) days after a request from Lessee, execute, acknowledge and deliver to Lessee a certificate in the form supplied by Lessee certifying:  (i) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall so specify the reasons therefor; (ii) the commencement and expiration dates of the Lease Term, including the terms of any extension options of Lessee; (iii) the date to which the rentals have been paid under this Lease and the amount thereof then payable; (iv) whether there are then any existing defaults by Lessee in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (v) that no notice has been received by Lessor of any default under this Lease which has not been cured, except as to defaults specified in the certificate; (vi) the capacity of the person executing such certificate, and that such person is duly authorized to execute the same on behalf of Lessor; and (vii) any other information reasonably requested by Lessee.

25.           Assignment; Subletting.  A.  Lessor shall have the right to sell or convey the Premises subject to this Lease or to assign its right, title and interest as Lessor under this Lease in whole or in part.  In the event of any such sale or assignment other than a security assignment, Lessee shall be provided with a copy of a written assumption by the transferee of all of Lessor’s obligations under this Lease, and Lessee shall attorn to such purchaser or assignee and Lessor shall be relieved, from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Lessor contained herein, except for obligations or liabilities accrued prior to such assignment or sale.

B.           Without the prior written consent of Lessor, which shall not be unreasonably withheld, conditioned or delayed: (i) Lessee shall not assign, transfer, convey, pledge or mortgage this Lease or any interest therein, whether by operation of law or otherwise; (ii) no interest in Lessee shall be pledged, encumbered, hypothecated or assigned as collateral for any obligation of Lessee, and (iii) Lessee shall not sublet all or any part of the Premises (each of items (i) through (iii) are hereinafter referred to as a “Prohibited Transaction”).  No assignment of this Lease or subletting of the Premises shall relieve Lessee of its obligations under this Lease.  Any Prohibited Transaction in violation of this Section shall be voidable at the sole option of Lessor.

C.           Notwithstanding any provision to the contrary in Section 25.B., in addition to the SA Recycling Sublease (defined below), Lessee may sublet up to an additional fifty-five percent (55%) of the gross leasable area of the improvements on the Premises with the prior consent of Lessor, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, the subleased area must be for an entire single floor.  Lessor acknowledges that, as of the date of this Lease, Lessee has entered into the one (1) sublease set forth on Exhibit D attached hereto (“SA Recycling Sublease”).

D.           Without limiting in any way Lessor’s right to withhold its consent on any reasonable grounds, it is agreed that Lessor will not withhold consent to a transfer under this Section 25 if: (a) the net worth or financial capabilities of a proposed assignee is equal to or greater than that of Lessee and each guarantor of this Lease, if any, at the time of the transfer, and the proposed assignee or subtenant has the financial capability to fulfill the obligations imposed by the transfer; (b) the proposed transfer does not involve a change of use of the Premises or violate any exclusive use covenant to which Lessor is bound; and (c) the transferee is of reputable or good character and reasonably consistent with the tenant mix for the Premises.

E.           Notwithstanding anything to the contrary contained in this Section 25, Lessor shall have the option, by giving written notice to Lessee (a “Recapture Notice”), to recapture any space subject to a proposed assignment or subletting or a current sublease, including the SA Recycling Sublease (as applicable, the “Subject Space”) for the remainder (or substantially the remainder) of the Lease Term.  Lessor shall deliver any such Recapture Notice (1) at any time during the Lease Term with respect to a current sublease, including the SA Recycling Sublease, and (2) with respect to any newly proposed assignment or subletting, within ten (10) business days after Lessor’s receipt of written notice from Lessee specifying (i) the date the assignment of sublease is to become effective, (ii) the name and address of the proposed assignee or sublessee, (iii) if a sublease, a description of the space to be subleased and the rental rate to be charged under such sublease.  If Lessor fails to timely deliver a Recapture Notice, Lessor’s recapture right with respect to the respective assignment or sublease shall be deemed waived.  Such Recapture Notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Recapture Notice (or at Lessor’s option, shall cause a transfer to be made to Lessor or its agent, in which case the parties shall execute transfer documentation promptly thereafter).  In the event of a recapture by Lessor of less than the entire Premises, (a) the Basic Annual Rent reserved herein and all other amounts payable by Lessee under this Lease, including without limitation, taxes and assessments, insurance and operating expenses, shall be prorated on the basis of the number of rentable square feet retained by Lessee in proportion to the number of rentable square feet contained in the Premises immediately prior to Lessor’s recapture, (b) from and after the effective date of Lessor’s recapture, the “Premises”, as defined in this Lease, shall mean only the rentable square feet retained by Lessee, and (c) this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same.  If Lessor declines, or fails to elect to recapture the Subject Space under this clause E, then, provided Lessor has consented to the proposed transfer, Lessee shall be entitled to proceed to transfer the Subject Space to the proposed transferee, subject to provisions of this Section 25.

F.           Further notwithstanding the terms of this Section 25, Lessee may (a) effect a transfer, without Lessor’s consent, without extending any recapture right to Lessor, to any parent, subsidiary or affiliate entity which controls, is controlled by, or is under common control with, Lessee, or to any entity resulting from a merger or consolidation of Lessee, or to any person or entity which acquires all or substantially all of the assets of Lessee’s business as a going concern, or (b) effect a sublease, without Lessor’s consent, without extending any recapture right to Lessor, to Maintech, Incorporated or any successor entity going by a different name, i.e., a former subsidiary or affiliate entity which was controlled by, or was under common control with, Lessee (each, a “Permitted Transfer”), provided that (i) Lessee delivers to Lessor, substantially concurrently with such transfer, written notice of same, (ii) in connection with an assignment, the assignee assumes in full the obligations of Lessee under this Lease arising after the transfer, and (iii) Lessee remains fully liable under this Lease.

26.           Option To Extend.  Lessee, provided no Event of Default has occurred and is continuing at the time of exercise or at the expiration of the Lease Term or, if applicable, the preceding extension of the Lease Term, shall have the option to continue this Lease in effect for up to two (2) additional successive periods of five (5) years each in accordance with the terms and provisions of this Lease then in effect, except that the Base Annual Rental as of the commencement date of each extension term shall be equal to the greater of (i) Fair Market Rental of the Premises as established pursuant to the terms of Exhibit B, or (ii) the Base Annual Rental payable during the last month of the then-current Term immediately preceding the extended period, and such Base Annual Rental shall be subject to increase during each extension term in accordance with the provisions of Section 5.B.

Lessee shall exercise the first extension option by giving notice to Lessor of Lessee’s intention to do so not later than ten (10) months prior to the expiration of the Initial Lease Term.  If the first extension option is exercised by Lessee, Lessee shall exercise the second extension option by giving notice to Lessor of Lessee’s intention to do so not later than ten (10) months prior to the expiration of the Initial Lease Term as extended by the first extension option.

27.           Right to Lease Additional Space.

(a)           Subject to the terms of this Section 27 and provided no Event of Default has occurred and is continuing, Lessee shall have a right to lease (the “Right to Lease”) any portion of the Premises no longer leased by Lessee to the extent such space becomes available for lease to a third party after the expiration of the first lease for such space (i.e., as recaptured by Lessor or otherwise) executed after this Lease is executed, including the expiration of all renewal or extension options under such lease, and after the existing lessee or occupant vacates such space (the “First Offer Space”).

(b)           Prior to offering any First Offer Space for lease to third parties, Lessor shall notify Lessee (“Offer Notice”) and afford Lessee the right and opportunity (but not obligation) to lease such First Offer Space pursuant to the terms of this Section 27.  The Offer Notice shall include, at minimum, the basic economic terms, including, but not limited to, Lessor’s determination of the Base Monthly Rental, an improvement allowance, if any, and all other economic terms and conditions (collectively, the “Economic Terms”), upon which Lessor is willing to lease the First Offer Space.  Such Economic Terms will represent Lessor’s determination of the Fair Market Rental for the First Offer Space determined by Lessor with regard to the parameters set forth in the first paragraph of Exhibit B.

(c)           Within fifteen (15) business days after receipt of the Economic Terms from Lessor, Lessee must give Lessor written notice pursuant to which Lessee shall elect to either (i) lease the First Offer Space upon such Economic Terms and the same non-Economic Terms as set forth in this Lease with respect to the Premises, or (ii) refuse to lease the First Offer Space.  Lessee’s failure to timely choose either clause (i) or clause (ii) above will be deemed to be Lessee’s choice of clause (ii) above.

(d)           If Lessee chooses (or is deemed to have chosen) clause (c)(ii) above, then Lessee’s Right to Lease the First Offer Space will thereafter be null and void and of no further force or effect.  If Lessee exercises its Right to Lease as provided herein, the parties will promptly thereafter execute an amendment to this Lease to include the First Offer Space in the Premises and to document the lease terms thereof.

28.           Notices.  All notices, consents, approvals or other instruments required or permitted to be given by either party pursuant to this Lease shall be in writing and given by (i) hand delivery, (ii) express overnight delivery service or (iii) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (a) receipt, if hand delivered, (b) the next Business Day, if delivered by express overnight delivery service, or (c) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested.  Notices shall be provided to the parties and addresses specified below:

If to Lessor:	Glassell Grand Avenue Partners, LLC
c/o Hines
4000 MacArthur Boulevard, Suite 110
Newport Beach, CA 92660
Attention: Property Manager

with copy to:	Allen Matkins Leck Gamble Mallory & Natsis LLP
1900 Main Street, 5th Floor
Irvine, California 92614
Attention: Brad H. Nielsen, Esq.

If to Lessee:	c/o Volt Information Sciences, Inc.
1133 Avenue of the Americas
New York, New York 10036
Attn: Sharon H. Stern, Esq.

with copy to:	Troutman Sanders LLP
875 Third Avenue
New York, New York 10022
Attn: Mitchell P. Portnoy, Esq.

or to such other address or such other person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above.

29.           Holding Over.  If Lessee remains in possession of the Premises after the expiration of the term hereof, Lessee, at Lessor’s option and within Lessor’s sole discretion, may be deemed a tenant on a month-to-month basis and shall continue to pay rentals and other sums in the amounts herein provided, except that the Base Monthly Rental shall be automatically doubled, and comply with all the terms of this Lease; provided that nothing herein nor the acceptance of rent by Lessor shall be deemed a consent to such holding over.  If possession of the Premises is not surrendered to Lessor within sixty (60) days after the expiration or sooner termination of the term of this Lease, then at Lessor’s option and upon thirty (30) days prior written notice to Lessee specifying the potential Losses that could be incurred (and in addition to the above use and occupancy charges paid by Lessee during such period), Lessee shall defend, indemnify, protect and hold the Indemnified Parties harmless from and against any and all Losses resulting from Lessee’s failure to surrender possession upon the expiration of the Lease Term, including, without limitation, any claims made by any succeeding lessee.

30.           Waiver of Lessor’s Lien/Security Interest.  Lessor hereby waives any statutory landlord’s lien, in, on and against all Personal Property.  Furthermore, at any time, and from time to time, Lessor shall, promptly and in no event later than twenty (20) days after a request from Lessee, execute, acknowledge and deliver to Lessee such reasonable documents as Lessee may request to evidence such waiver.

31.           Security Deposit.  Lessee shall deposit with Lessor upon execution hereof the Security Deposit as security for Lessee’s faithful performance of its obligations under this Lease.  If Lessee fails to pay rent, or otherwise defaults under this Lease, Lessor may use, apply or retain all or any portion of said Security Deposit for the payment of any amount already due Lessor, for rents which will be due in the future, and/ or to reimburse or compensate Lessor for any liability, expense, loss or damage which Lessor may suffer or incur by reason thereof.  If Lessor uses or applies all or any portion of the Security Deposit, Lessee shall within 15 days after written request therefor deposit monies with Lessor sufficient to restore said Security Deposit to the full amount required by this Lease.  Lessor shall not be required to keep the Security Deposit separate from its general accounts.  Upon the expiration or termination of this Lease, Lessor shall promptly return that portion of the Security Deposit not used or applied by Lessor.  Lessee hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute.

In lieu of a cash security deposit, Lessee may deposit with Lessor a letter of credit as security (the “Letter of Credit”) in the amount of the security deposit.  The Letter of Credit shall have a term of not less than one year and shall be a clean, irrevocable and unconditional letter of credit issued by and drawn upon PNC Bank, National Association, or such other bank reasonably approved by Lessor, provided such bank has a net worth of not less than Five Hundred Million and 00/100 ($500,000,000.00) Dollars (hereinafter referred to as the “Issuing Bank”).  The Letter of Credit shall provide that: (i) the Issuing Bank shall pay to Lessor or its duly authorized representative an amount up to the face amount of the Letter of Credit upon presentation of the Letter of Credit and a sight draft in the amount to be drawn; (ii) the Letter of Credit shall be deemed to be automatically renewed, without amendment, for consecutive periods of one year each during the term of this Lease (and shall remain in effect for not less than six (6) months following the Expiration Date), unless the Issuing Bank sends notice (hereinafter referred to as the “Non-Renewal Notice”) to Lessor by certified or registered mail, return receipt requested, not less than forty-five (45) days next preceding the then expiration date of the Letter of Credit, that it elects not to have such Letter of Credit renewed; (iii) if Lessor receives a Non-Renewal Notice and Lessee fails to provide a replacement Letter of Credit which meets the requirements of this Lease not fewer than thirty (30) days prior to the expiration of the Letter of Credit, such failure shall constitute a material default under this Lease and Lessor shall have the right, exercisable by a sight draft, to receive the monies represented by the Letter of Credit (which monies shall be held by Lessor as a cash security deposit pending the replacement of such Letter of Credit or Lessee’s default after notice and the expiration of any applicable cure period hereunder); and (iv) any assignments of the Letter of Credit required by Lessor in connection with its sale or refinancing of the Premises shall be processed at Lessee’s sole cost.  The form of the Letter of Credit shall be subject to Lessor’s reasonable approval.  Lessor agrees that it will not draw down the proceeds of the Letter of Credit except in the event of a default by Lessee hereunder beyond the expiration of any applicable notice and cure periods or the non-renewal of such Letter of Credit by the Issuing Bank.  In the event that at any time during the term of this Lease, (a) the net worth of the Issuing Bank shall be less than the minimum amount specified above, or (b) circumstances have occurred indicating that the Issuing Bank may be incapable of, unable to, or prohibited from honoring the then existing Letter of Credit (hereinafter referred to as the “Existing L/C”) in accordance with the terms thereof, then, upon the happening of either of the foregoing, Lessor may send notice to Lessee (hereinafter referred to as the “Replacement Notice”) requiring Lessee within thirty (30) days to replace the Existing L/C with a new letter of credit (hereinafter referred to as the “Replacement L/C”) from an Issuing Bank meeting the qualifications described above.  Upon receipt of a Replacement L/C meeting the qualifications above, Lessor shall forthwith return the Existing L/C to Lessee.

32.           Removal of Personal Property.  At the expiration or earlier termination of the Lease Term, Lessee may remove all Personal Property and trade fixtures from the Premises, including without limitation, the items located in the cafeteria which are set forth in Exhibit E attached hereto.  Lessee shall repair any damage caused by such removal and shall leave the Premises broom clean and in good and working condition and repair inside and out, reasonable wear and tear excepted.  Any property of Lessee left on the Premises on the thirtieth (30th) day following the expiration of the Lease Term shall, at Lessor’s option, automatically and immediately become the property of Lessor.

33.           Financial Statements.  To the extent that Lessee’s Financial Information is not made available in the public domain, within 50 days after the end of each fiscal quarter and within 135 days after the end of each fiscal year of Lessee, Lessee shall deliver to Lessor (i) complete financial statements of Lessee including a balance sheet, profit and loss statement, statement of cash flows and all other related schedules for the fiscal period then ended; and (ii) income statements for the business at the Premises.  All such financial statements shall be prepared in accordance with GAAP or sound accounting principles, consistently applied, from period to period, such quarterly financial statements shall be certified to be accurate and complete by Lessee (or the Treasurer or other appropriate officer of Lessee), and such annual financial statements shall be audited by an independent certified public accounting firm reasonably acceptable to Lessor.  Lessee understands that Lessor will rely upon such financial statements and Lessee represents that such reliance is reasonable.  Notwithstanding anything in this Lease to the contrary, Lessor acknowledges and agrees that Lessee’s financial reporting requirements will be deemed satisfied by Lessee providing or making available to Lessor copies of Lessee’s publicly available financial statements.

34.           Force Majeure.  Any prevention, delay or stoppage due to strikes, lockouts, acts of God, enemy or hostile governmental action, civil commotion, fire or other casualty beyond the control of the party obligated to perform shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage, except the obligations imposed with regard to rental and other monies to be paid by Lessee pursuant to this Lease and any indemnification obligations imposed upon Lessee under this Lease.

35.           Reserved.

36.           Lessor’s Liability.  Notwithstanding anything to the contrary provided in this Lease, the liability of Lessor, its partners, subpartners and their respective officers, agents, servants, and employees for any default by Lessor under this Lease or arising in connection herewith or with Lessor’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Lessor in the Premises and the rents, profits and sale proceeds therefrom.  Neither Lessor nor its partners, subpartners and their respective officers, agents, servants, and employees shall have any personal liability therefor, and Lessee hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Lessee.  The limitations of liability contained in this Section 35 shall inure to the benefit of Lessor’s, its partners’, subpartners’ and their respective officers’, agents’, servants’, and employees’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns.  Notwithstanding any contrary provision herein, neither Lessor nor its partners, subpartners and their respective officers, agents, servants, and employees shall be liable under any circumstances for injury or damage to, or interference with, Lessee’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

37.           Consent of Lessor.  A.  Unless specified otherwise herein, Lessor’s consent to any request of Lessee will be conditioned or withheld in Lessor’s reasonable discretion.  Lessor shall have no liability for damages resulting from Lessor’s failure to give any consent, approval or instruction reserved to Lessor, Lessee’s sole remedy in any such event being an action for injunctive relief.  Unless specified otherwise herein, Lessee’s consent to any request of Lessor will be conditioned or withheld in Lessee’s reasonable discretion.  Lessee shall have no liability for damages resulting from Lessee’s failure to give any consent, approval or instruction reserved to Lessee, Lessor’s sole remedy in any such event being an action for injunctive relief.

B.           It is understood and agreed that to the extent Lessor is required to obtain the consent, approval, agreement or waiver of Lender with respect to a matter for which Lessor’s approval has been requested under this Lease, Lessor shall in no event be deemed to have unreasonably withheld Lessor’s consent, approval, agreement or waiver thereof if Lender shall not have given its approval if required.

38.           Waiver and Amendment.  No provision of this Lease shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought.  Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.  No acceptance by Lessor of an amount less than the monthly rent and other payments stipulated to be due under this Lease shall be deemed to be other than a payment on account of the earliest such rent or other payments then due or in arrears nor shall any endorsement or statement on any check or letter accompanying any such payment be deemed a waiver of Lessor’s right to collect any unpaid amounts or an accord and satisfaction.

39.           Successors Bound.  Except as otherwise specifically provided herein, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and assigns of each of the parties hereto.

40.           No Merger.  The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, shall not result in a merger of Lessor’s and Lessee’s estates, and shall, at the option of Lessor, either terminate any or all existing subleases or subtenancies, or operate as an assignment to Lessor of any or all of such subleases or subtenancies.

41.           Captions.  Captions are used throughout this Lease for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

42.           Severability.  The provisions of this Lease shall be deemed severable.  If any part of this Lease shall be held unenforceable by any court of competent jurisdiction, the remainder shall remain in full force and effect, and such unenforceable provision shall be reformed by such court so as to give maximum legal effect to the intention of the parties as expressed therein.

43.           Characterization.  A. It is the intent of the parties hereto that the business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between landlord and tenant and has been entered into by both parties in reliance upon the economic and legal bargains contained herein.  None of the agreements contained herein, is intended, nor shall the same be deemed or construed, to create a partnership between Lessor and Lessee, to make them joint venturers, to make Lessee an agent, legal representative, partner, subsidiary or employee of Lessor, nor to make Lessor in any way responsible for the debts, obligations or Losses of Lessee.

B.           Lessor and Lessee acknowledge and warrant to each other that each has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance.  This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party.  Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of a covenant.

44.           Easements.  During the Lease Term Lessor shall have the right to grant utility easements on, over, under and above the Premises without the prior consent of Lessee, provided that such easements will not materially interfere with Lessee’s long-term use of the Premises.

45.           No Offer.  No contractual or other rights shall exist between Lessor and Lessee with respect to the Premises until both have executed and delivered this Lease, notwithstanding that deposits may have been received by Lessor and notwithstanding that Lessor may have delivered to Lessee an unexecuted copy of this Lease.  The submission of this Lease to Lessee shall be for examination purposes only, and does not and shall not constitute a reservation of or an option for Lessee to lease or otherwise create any interest on the part of Lessee in the Premises.

46.           Other Documents.  Each of the parties agrees to do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, documents and assurances as may be reasonably required or deemed advisable to carry into effect the purposes of this Lease and for the better assuring and confirming of all of Lessor’s and Lessee’s rights, powers and remedies under this Lease.

47.           Entire Agreement.  This Lease and any other instruments or agreements referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements except as herein provided.  Without limiting the foregoing, Lessee specifically acknowledges that neither Lessor nor any agent, officer, employee or representative of Lessor has made any representation or warranty regarding the projected profitability of the business to be conducted on the Premises.  Furthermore, Lessee acknowledges that Lessor did not prepare or assist in the preparation of any of the projected figures used by Lessee in analyzing the economic viability and feasibility of the business to be conducted by Lessee at the Premises.

48.           Forum Selection; Jurisdiction; Venue; Choice of Law.  Lessee acknowledges that this Lease was substantially negotiated in the State of California, this Lease was executed and/or delivered in the State of California, all payments under this Lease will be delivered in the State of California (unless otherwise directed by Lessor or its successors) and there are substantial contacts between the parties and the transactions contemplated herein and the State of California.  For purposes of any action or proceeding arising out of this Lease, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State of California.  Lessee consents that it may be served with any process or paper by registered mail or by personal service within or without the State of California in accordance with applicable law.  Furthermore, Lessee waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper.  The creation of this Lease and the rights and remedies of Lessor with respect to the Premises, as provided herein and by the laws of the state in which the Premises are located, as applicable, shall be governed by and construed in accordance with the internal laws of the state in which the Premises are located, without regard to principles of conflicts of law.  With respect to other provisions of this Lease, this Lease shall be governed by the internal laws of the State of California, without regard to its principles of conflicts of law.

49.           Counterparts.  This Lease may be executed in one or more counterparts, each of which shall be deemed an original.

50.           Memorandum of Lease.  Concurrently with the execution of this Lease, Lessor and Lessee are executing the Memorandum to be recorded in the applicable real property records with respect to the Premises.  Further, upon Lessor’s request following the termination of this Lease, Lessee agrees to execute and acknowledge a termination of lease and/or quit claim deed in recordable form with respect to the Premises to be delivered to Lessor.

51.           No Brokerage.  Lessor and Lessee represent and warrant to each other that they have had no conversation or negotiations with any broker concerning the leasing of the Premises other than Lessee’s broker, Cushman and Wakefield, attn.:  Jeff Cole, and Lessor’s broker, Lee & Associates-Irvine, attn.: Kurt Bruggeman.  Lessee will be solely responsible pay Lessee’s broker and Lessor’s broker a commission pursuant to separate written agreements.  Each of Lessor and Lessee agrees to protect, defend, indemnify, save and keep harmless the other, against and from all liabilities, claims, Losses, costs, damages and expenses, including attorneys’ fees, arising out of, resulting from or in connection with their breach of the foregoing warranty and representation.  Additionally, Lessee agrees to protect, defend, indemnify, save and keep harmless Lessor, against and from all liabilities, claims, Losses, costs, damages and expenses, including attorneys’ fees, arising out of, resulting from or in connection with Lessee’s failure to pay Lessee’s broker and Lessor’s broker a commission pursuant to separate written agreements.

52.           Lender’s Rights.  A.  Lessee acknowledges and agrees that (i) Lessor may collaterally assign all of its right, title and interest under this Lease to Lender pursuant to the Loan Documents and (ii) upon the exercise of Lender’s remedies set forth in such Loan Documents, all of the rights, powers and privileges of Lessor shall be deemed the rights, powers and privileges of Lender and Lender shall be entitled to exercise all of the rights and remedies of “Lessor” under this Lease.  Lessee hereby consents to, and no further consent by Lessee shall be required for, any further assignment of rights of Lessor hereunder or in connection with any transfer by Lender.  All notices, certificates, reports or other information required to be delivered to Lessor under this Lease shall be delivered simultaneously to Lender in accordance with the provisions of Section 27.  Notwithstanding any provision herein to the contrary, the collateral assignment of this Lease to Lender shall not be deemed to create any obligation of or liability for Lender.

B.           Lessee acknowledges and agrees that Lender may rely on all of the representations, warranties and covenants set forth in this Lease, that Lender is an intended third-party beneficiary of such representations, warranties and covenants and that Lender shall have all rights and remedies available at law or in equity as a result of a breach of such representations, warranties and covenants, including to the extent applicable, the right of subrogation.

53.           Attorneys’ Fees.  In the event that either Lessor or Lessee should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’, experts’ and arbitrators’ fees and costs, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

54.           California Accessibility Disclosure.  For purposes of Section 1938 of the California Civil Code, Lessor hereby discloses to Lessee, and Lessee hereby acknowledges, that the Premises has not undergone inspection by a Certified Access Specialist (CASp).

IN WITNESS WHEREOF, Lessor and Lessee have entered into this Lease as of the date and year first written above.

LESSOR:

GLASSELL GRAND AVENUE PARTNERS, LLC, a Delaware limited liability company

By	/s/ Mark Jacobs
Printed Name	Mark Jacobs
Its	Authorized Signatory

By	/s/ Jared Lazarus
Printed Name	Jared Lazarus
Its	Authorized Signatory

LESSEE:

VOLT INFORMATION SCIENCES, INC., a New York corporation

By	/s/ Paul Tomkins
Printed Name	Paul Tomkins
Its	Senior Vice President and Chief Financial Officer

EXHIBIT A

LEGAL DESCRIPTION OF PREMISES

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY OF ORANGE, IN THE COUNTY OF ORANGE, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

PARCEL 1:

THAT PORTION OF THE RESUBDIVISION OF THE TOWN OF SAINT JAMES, IN THE CITY OF ORANGE, COUNTY OF ORANGE, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 3, PAGE 25 OF MISCELLANEOUS MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, DESCRIBED AS FOLLOWS:

BEGINNING AT THE INTERSECTION OF THE CENTERLINE OF CLAREMONT AVENUE WITH THE CENTER LINE OF THIRD STREET, AS SHOWN ON THE MAP OF TOWN OF SAINT JAMES, RECORDED IN BOOK 18, PAGES 61 AND 62 OF MISCELLANEOUS RECORDS OF LOS ANGELES COUNTY, CALIFORNIA; THENCE WEST 1157.39 FEET; THENCE NORTH 2º 36’ 00” WEST 1060.50 FEET; THENCE SOUTH 84º 23’ 30” EAST 1212.50 FEET; THENCE SOUTH 0º 01’ 30” WEST 950.90 FEET TO THE POINT OF BEGINNING.

EXCEPT THAT PORTION THEREOF LYING SOUTHERLY OF THE NORTHERLY LINE OF THE LAND CONVEYED TO THE ATCHISON, TOPEKA AND SANTA FE RAILWAY COMPANY BY DEED RECORDED MARCH 18, 1958 IN BOOK 4230, PAGE 254 OF OFFICIAL RECORDS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID ORANGE COUNTY.

ALSO EXCEPT THAT PORTION THEREOF LYING EASTERLY OF THE WESTERLY LINE OF THE LAND DESCRIBED IN THE DEED TO FLEMING AND HIGHTOWER LUMBER CO., INC., RECORDED AUGUST 18, 1965 IN BOOK 7634, PAGE 423 OF OFFICIAL RECORDS.

ALSO EXCEPT THAT PORTION DESCRIBED IN THE DEED TO THE CITY OF ORANGE RECORDED APRIL 8, 1965 IN BOOK 7476, PAGE 424 OF OFFICIAL RECORDS.

ALSO EXCEPT ALL OIL, GAS AND OTHER HYDROCARBON AND MINERAL SUBSTANCES CONTAINED IN THE ABOVE-DESCRIBED REAL PROPERTY, PROVIDED THAT GRANTOR, ITS SUCCESSORS AND ASSIGNS, SHALL NOT HAVE THE RIGHT TO GO UPON THE SURFACE OF SAID REAL PROPERTY FOR THE PURPOSE OF EXTRACTING SAID OIL, GAS AND OTHER HYDROCARBON AND MINERAL SUBSTANCES, NOR FOR ANY PURPOSES IN CONNECTION THEREWITH, BUT SHALL HAVE THE RIGHT TO EXTRACT AND REMOVE SAID OIL, GAS AND OTHER HYDROCARBON AND MINERAL SUBSTANCES BY MEANS OF SLANT-DRILLED WELLS LOCATED ON ADJACENT OR NEARBY LAND, OR BY ANY OTHER MEANS WHICH SHALL NOT REQUIRE ENTRY UPON THE SURFACE OF SAID REAL PROPERTY; PROVIDED HOWEVER, THAT THE EXERCISE OF SUCH RIGHTS BY GRANTOR SHALL NOT INTERFERE WITH OR IMPAIR THE USE OF THE SURFACE OF THE LAND HEREBY CONVEYED OR OF ANY IMPROVEMENTS (INCLUDING THE SUBSURFACE PORTIONS OF ANY IMPROVEMENTS) NOR OR HEREAFTER CONSTRUCTED ON THE LAND, AS RESERVED BY SANTA FE LAND IMPROVEMENT COMPANY, BY DEED RECORDED JULY 17, 1984 AS INSTRUMENT NO. 84-293742 OF OFFICIAL RECORDS.

PARCEL 2:

THAT PORTION OF THE RESUBDIVISION OF THE TOWN OF SAINT JAMES, AS PER MAP RECORDED IN BOOK 3, PAGE 25 OF MISCELLANEOUS MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, DESCRIBED AS FOLLOWS:

BEGINNING AT THE INTERSECTION OF THE NORTHERLY LINE OF THE LAND DESCRIBED IN DEED TO SUSIE SPELCH AND OTHERS, RECORDED JANUARY 28, 1957, IN BOOK 3784, PAGE 143 OF OFFICIAL RECORDS, WITH THE WESTERLY LINE OF THE LAND DESCRIBED IN DEED TO SOUTHERN CALIFORNIA RAILWAY RECORDED OCTOBER 3, 1902 IN BOOK 72, PAGE 247 OF DEEDS; THENCE SOUTHERLY ALONG

EXHIBIT A (continued)

SAID WESTERLY LINE TO THE NORTHERLY LINE OF LAND DESCRIBED IN DEED TO ATCHISON, TOPEKA AND SANTA FE RAILWAY COMPANY RECORDED MARCH 18, 1958 IN BOOK 4230, PAGE 254 OF OFFICIAL RECORDS; THENCE WESTERLY ALONG SAID NORTHERLY LINE TO THE INTERSECTION WITH A LINE PARALLEL WITH AND DISTANT WESTERLY 150.00 FEET MEASURED AT RIGHT ANGLES FROM SAID WESTERLY LINE OF LAND DESCRIBED IN SAID DEED TO SOUTHERN CALIFORNIA RAILWAY; THENCE NORTHERLY ALONG SAID PARALLEL LINE TO THE INTERSECTION WITH SAID NORTHERLY LINE OF SAID LAND DESCRIBED IN SAID DEED TO SPELCH; THENCE EASTERLY ALONG SAID NORTHERLY LINE TO THE POINT OF BEGINNING.

EXCEPT THEREFROM THAT PORTION THEREOF INCLUDED WITHIN PARCEL 1 ABOVE.

ALSO EXCEPT ALL OIL, GAS AND OTHER HYDROCARBON AND MINERAL SUBSTANCES CONTAINED IN THE ABOVE-DESCRIBED REAL PROPERTY, PROVIDED THAT GRANTOR, ITS SUCCESSORS AND ASSIGNS, SHALL NOT HAVE THE RIGHT TO GO UPON THE SURFACE OF SAID REAL PROPERTY FOR THE PURPOSE OF EXTRACTING SAID OIL, GAS AND OTHER HYDROCARBON AND MINERAL SUBSTANCES, NOR FOR ANY PURPOSES IN CONNECTION THEREWITH, BUT SHALL HAVE THE RIGHT TO EXTRACT AND REMOVE SAID OIL, GAS AND OTHER HYDROCARBON AND MINERAL SUBSTANCES BY MEANS OF SLANT-DRILLED WELLS LOCATED ON ADJACENT OR NEARBY LAND, OR BY ANY OTHER MEANS WHICH SHALL NOT REQUIRE ENTRY UPON THE SURFACE OF SAID REAL PROPERTY; PROVIDED HOWEVER, THAT THE EXERCISE OF SUCH RIGHTS BY GRANTOR SHALL NOT INTERFERE WITH OR IMPAIR THE USE OF THE SURFACE OF THE LAND HEREBY CONVEYED OR OF ANY IMPROVEMENTS (INCLUDING THE SUBSURFACE PORTIONS OF ANY IMPROVEMENTS) NOR OR HEREAFTER CONSTRUCTED ON THE LAND, AS RESERVED BY SANTA FE LAND IMPROVEMENT COMPANY, BY DEED RECORDED JULY 17, 1984 AS INSTRUMENT NO. 84-293742 OF OFFICIAL RECORDS.

EXHIBIT B

FAIR MARKET RENT

“Fair Market Rental” means, as of the date of determination, the fair market rental of the Premises operated as a business consistent with the business operated pursuant to the terms of this Lease, which a willing, comparable tenant (excluding sublease and assignment transactions) would pay, and a willing, comparable lessor of comparable property located in the applicable geographical area would accept, at arm’s length (including what Lessor is accepting in current similar transactions), for land and improvements comparable in size and quality to that of the Premises, taking into account (a) the age, quality, and layout of the existing improvements at the Premises, (b) items that professional real estate appraisers customarily consider, including rental rates, availability of competing facilities, tenant size, and lease concessions, if any, then being charged or granted by Lessor or lessors of such similar facilities, and (c) that the Base Annual Rent will escalate as provided in Section 5 during the extension term. The Fair Market Rental shall be established pursuant to the following process:

1.           Lessor and Lessee shall have thirty (30) days after Lessee’s exercise of its extension option to reach mutual agreement on the Fair Market Rental of the Premises.

2.           If Lessor and Lessee are unable to reach agreement as to the Fair Market Rental of the Premises within such 30-day period, each party shall within 10 days after such 30-day period select one MAI Appraiser to participate in the determination of Fair Market Rental. The MAI Appraisers so selected by the parties shall select a third MAI Appraiser within 10 days following the date the last of the two MAI Appraisers is selected. The three selected MAI Appraisers shall each determine the Fair Market Rental of the Premises or applicable portion thereof within 30 days following the selection of the third MAI Appraiser. Lessor and Lessee shall split the fees and expenses of the MAI Appraisers retained pursuant to this Exhibit.  Each MAI Appraiser shall independently determine the Fair Market Rental for the Premises.

3.           If either party fails to select an MAI Appraiser within the time period set forth in the foregoing paragraph, the MAI Appraiser selected by the other party shall alone determine the Fair Market Rental of the Premises in accordance with the provisions of this Exhibit, and the Fair Market Rental of the Premises so determined shall be binding upon the parties.  If the MAI Appraisers selected by the parties are unable to agree upon a third MAI Appraiser within the time period set forth in paragraph 2, then either party may, at Lessor’s or Lessee’s shared expense, request that the American Arbitration Association or any successor organization thereto appoint a third MAI Appraiser meeting the qualifications set forth below within 20 days of such request, and both parties shall be bound by any appointment so made within such 20-day period. If no such third MAI Appraiser is appointed in such manner within such 20-day period, then either Lessor or Lessee may apply to any court having jurisdiction to have such appointment made by the court.

4.           Within five days after completion of the third MAI Appraiser’s appraisal, all three MAI Appraisers shall meet and a majority of the MAI Appraisers shall attempt to determine the Fair Market Rental of the Premises.  If a majority is unable to determine the Fair Market Rental of the Premises at such meeting, then, subject to the next sentence, the three appraisals of the Premises shall be averaged and such average shall be the Fair Market Rental of the Premises.  If any appraisal is more than 10% lower or higher than the middle appraisal of the three appraisals of the Premises, such appraisal shall be disregarded.  If only one appraisal is disregarded, the remaining two appraisals of the Premises shall be averaged, and such average shall be the Fair Market Rental of the Premises.  If both the lower appraisal and the higher appraisal are disregarded, the middle appraisal shall be the Fair Market Rental of the Premises.  The result of the foregoing appraisal process shall be final and binding.

“MAI Appraiser” shall mean an independent appraiser licensed or otherwise qualified to do business in the state(s) where the Premises are located and who has substantial experience in performing appraisals of facilities similar to the Premises and holds the Appraisal Institute’s MAI designation, or, if such organization no longer exists or certifies appraisers, such successor organization or such other organization as is approved by Lessor.

EXHIBIT C

LITIGATION/ZONING/COMPLIANCE WITH LAWS

None.

EXHIBIT D

PERMITTED SUBLEASES

Sublease between Volt Information Sciences, Inc. and SA Recycling, LLC dated July 8, 2010; First Amendment to Sublease between Volt Information Sciences, Inc. and SA Recycling, LLC dated April 1, 2015; Second Amendment to Sublease between Volt Information Sciences, Inc. and SA Recycling, LLC dated June 10, 2015; and, subject to Lessor’s approval, not to be unreasonably withheld, conditioned or delayed, a Third Amendment to Sublease to be entered into between Volt Information Sciences, Inc. and SA Recycling, LLC following the date of this Lease.

EXHIBIT E

INVENTORY OF CAFETERIA TRADE FIXTURES

7  Traulsen freezers

2  soup wells

2  burners

2  steam warmers

2  fryers

1 grill

1 Vulcan oven

1 Delfield cooler

1 Manitowac ice machine

EXHIBIT F

RULES AND REGULATIONS

Lessee shall faithfully observe and comply with the following Rules and Regulations.  Lessor shall not be responsible to Lessee for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the project of which the Premises is a part (“Project”).  In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.  If Lessor’s consent or approval is required with respect to any matter contained in the Rules and Regulations, and the standard for Lessor’s approval is not specified, then Lessor’s consent or approval shall not be unreasonably withheld, conditioned or delayed.  Lessee shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.  Lessor shall enforce all such Rules and Regulations on a nondiscriminatory basis among all the occupants of the Project.  Lessor reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Lessor’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, buildings, the common areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein.

1.           Lessee shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Lessor’s prior written consent.  Lessee shall bear the cost of any lock changes or repairs required by Lessee.  Lessee is currently in possession of keys for the Premises, and any additional keys required by Lessee must be obtained from Lessor at a reasonable cost to be established by Lessor.  Upon the termination of this Lease, Lessee shall restore to Lessor all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Lessee and in the event of the loss of keys so furnished, Lessee shall pay to Lessor the cost of replacing same or of changing the lock or locks opened by such lost key if Lessor shall deem it necessary to make such changes.

2.           All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

3.           Lessor reserves the right to close and keep locked all entrance and exit doors of any building during such hours as are customary for comparable buildings in the City of Orange, Orange County, California area.  Lessee, its employees and agents must be sure that the doors to all buildings are securely closed and locked when leaving the Premises if it is after the normal hours of business.  Access to any building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to such building.  Lessor will furnish passes to persons for whom Lessee requests same in writing, at Lessee’s sole cost and expense.  Lessee shall be responsible for all persons for whom Lessee requests passes and shall be liable to Lessor for all acts of such persons.  The Lessor and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Premises of any person.  In case of invasion, mob, riot, public excitement, or other commotion, Lessor reserves the right to prevent access to any building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4.           No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Lessee on any part of the Premises or any building without the prior written consent of the Lessor.  Notwithstanding the foregoing, Lessor hereby approves all existing signage affixed to the Premises by Lessee as of the Effective Date.  Lessee shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Lessor and its agents of Lessor to prevent same.

5.           The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein.  The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

6.           Except for vending machines intended for the sole use of Lessee’s employees and invitees, no vending machine shall be installed, maintained or operated upon the Premises without the written consent of Lessor.

7.           Lessee shall provide material safety data sheets for any Hazardous Material used or kept on the Premises.

8.           Lessee shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Lessor or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way.  Lessee shall not throw anything out of doors, windows or skylights or down passageways.

9.           Lessee shall not bring into or keep within the Project, any building or the Premises any animals, birds, fish, aquariums, or, except in areas designated by Lessor.

10.           Lessor reserves the right to exclude or expel from the Project any person who, in the judgment of Lessor, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

11.           The Premises shall not be used for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, without the express prior written consent of Lessor.

12.           Lessee shall comply with all safety, fire protection and evacuation procedures and regulations established by any governmental agency.

13.           Lessee must comply with all applicable “NO-SMOKING” or similar ordinances.  If Lessee is required under the ordinance to adopt a written smoking policy, a copy of said policy shall be on file in the office of the Project.

14.           Lessee hereby acknowledges that Lessor shall have no obligation to provide guard service or other security measures for the benefit of the Premises, any building or the Project.  Lessee hereby assumes all responsibility for the protection of Lessee and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Lessor, at its option, elects to provide security protection for the Project or any portion thereof.  Lessee further assumes the risk that any safety and security devices, services and programs which Lessor elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Lessee shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Lessee desires protection against losses related to such occurrences.  Lessee shall cooperate in any reasonable safety or security program developed by Lessor or required by law.

15.           No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Lessor.

16.           No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

17.           Lessee shall not permit any portion of the Project, including the Parking Facilities, to be used for the washing, detailing or other cleaning of automobiles.

18.           Lessee must comply with requests by the Lessor concerning the informing of their employees of items of importance to the Lessor.

19.           Lessee shall install and maintain, at Lessee’s sole cost and expense, an adequate, visibly marked and properly operational fire extinguisher next to any duplicating or photocopying machines or similar heat producing equipment, which may or may not contain combustible material, in the Premises.

20.           “Smoking,” as used in the Rules and Regulations, shall be deemed to include the use of e-cigarettes, smokeless cigarettes and other similar products.  All rules and regulations applicable to smoking also apply to the use of e-cigarettes, smokeless cigarettes and other similar products.

EXHIBIT G

REPLACEMENT AND REPAIR ITEMS

1.	Repair damaged asphalt pavement such as alligator cracks, linear cracks and heaved area
2.	Sealcoat all asphalt pavement, restripe all parking stalls and repaint all marking and curb red zone
3.	Repair and recoating of each roof with Acrylic/elastomeric coat
4.	Repair of walkway (bridge) deck at Buildings 2401A and B
5.	Sealing and repair of skylight lens
6.	Replacement of the water cooling tower extension
7.	Replacement of four air compressors
8.	Replacement of water circulating pump at Building 2401A
9.	Duct cleaning and relining of main air distribution ductwork
10.	Replace condenser water pump at Building 2401A
11.	Replace the HVAC boilers at 2401A and 2411 to comply with AQMD requirements
12.	Replacement of two Mammoth brand air conditioning equipment
13.	Install pole-mounted ADA designated signage at parking stalls where missing